Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

D8 HOLDINGS CORP.,

SNOWBALL MERGER SUB, INC.,

VICARIOUS SURGICAL INC.,

and

ADAM SACHS,

IN HIS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF APRIL 15, 2021

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 15, 2021, by and among D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Vicarious Surgical Inc., a Delaware corporation (the “Company”), and Adam Sachs, an individual, in his capacity as the Stockholder Representative hereunder (in such capacity, the “Stockholder Representative”). Each of the Company, Parent, Merger Sub and the Stockholder Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined below). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment) and subject to satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”).

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Parent Class B Share (as defined below) shall convert automatically in accordance with the terms of the Parent’s amended and restated memorandum and articles of association into Parent Class A Shares (as defined below); (ii) each then issued and outstanding Parent Class A Share shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Parent (after the Domestication), carrying voting rights of one vote per share (the “Domesticated Parent Class A Stock”); (iii) each then issued and outstanding warrant to purchase one Parent Class A Share (“Cayman Parent Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Parent Class A Stock (“Domesticated Parent Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Parent (the “Cayman Parent Units”) shall be separated into its component parts, consisting of one share of Domesticated Parent Class A Stock and one-half of one Domesticated Parent Warrant.

WHEREAS, concurrently with the Domestication and subject to satisfaction or waiver of the conditions set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Parent shall: (a) file a certificate of incorporation with the Secretary of State of Delaware substantially in the form attached hereto as Exhibit A (the “Parent Charter”) and (b) amend and restate the existing bylaws of Parent (the “Parent Bylaws”) substantially in the form attached hereto as Exhibit B, to provide for, among other things, the implementation of a revised dual structure with shares of Domesticated Parent Class A Stock and shares of Class B common stock, par value $0.0001 per share, of Parent (after Domestication), having the same economic terms as Domesticated Parent Class A Stock, but carrying increased voting rights in the form of 20 votes per share (the “Domesticated Parent Class B Stock” and together with the Domesticated Parent Class A Stock, the “Domesticated Parent Stock”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that (a) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Required Company Stockholders have each executed and delivered to Parent support agreements substantially in the form attached hereto as Exhibit C (collectively, the “Support Agreements”), pursuant to which the Required Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the Company Stockholders or pursuant to an action by written consent of the Company Stockholders) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Company Stockholder Approval”).

WHEREAS, the board of directors of Parent has: (a) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger; (b) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the shareholders of Parent.

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and each other holder of Parent Class B Shares is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit D pursuant to which, among other things, the Sponsor and each other holder of Parent Class B Shares has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the organizational documents of Sponsor or any other anti-dilution or similar protection with respect to the Parent Class B Shares held by Sponsor (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (c) not effect any sale or distribution of any Equity Interests of Parent held by Sponsor or by any other holder of Parent Class B Shares and (d) not to redeem any of the Equity Interests of Parent such shareholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors for a private placement of Domesticated Parent Stock (the “PIPE Investment”), such private placement to be consummated after the Domestication and immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the consummation of the Merger, Parent and the Company Stockholders will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE CLOSING TRANSACTIONS

Section 1.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger (as defined below), shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York, 10020-1095 at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email PDF files.

Section 1.02 Parent Financing Certificate. Not more than two Business Days prior to the Closing, Parent shall deliver to the Stockholder Representative written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Shareholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Domesticated Parent Stock to be outstanding as of the Closing after giving effect to the Domestication, Parent Shareholder Redemptions and the issuance of shares of Domesticated Parent Stock pursuant to the Subscription Agreements.

Section 1.03 Closing Documents.

(a) At the Closing, Parent or Merger Sub, as applicable, shall deliver to the Stockholder Representative:

(i) a certified copy of the Parent Charter and the Parent Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent;

(iii) a copy of the director nomination agreement, substantially in the form attached as Exhibit F (the “Director Nomination Agreement”), duly executed by Sponsor;

(iv) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors, shareholders and stockholders (or managers, as applicable) in connection with the approval of this Agreement and the Transactions; and

(v) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 7.02; and (B) such other documents or certificates as shall reasonably be required by the Stockholder Representative and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company or the Stockholder Representative, as applicable, shall deliver to Parent:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company Stockholders that are a party hereto;

(iii) a copy of the Director Nomination Agreement, duly executed on behalf of Parent by an officer of Parent who was a duly authorized officer of the Company as of immediately prior to the Closing;

(iv) copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(v) a schedule reflecting: (A) a calculation of the Merger Consideration, including each Company Stockholder’s portion of the Merger Consideration in an amount equal to, on a class by class basis, (x) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (y) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock (it being understood and agreed that (I) the calculations set forth in such schedule shall be prepared in accordance with the Certificate and the requirements of the DGCL, (II) Parent shall be entitled to rely (without any duty of inquiry or investigation) upon such schedule, (III) a letter of transmittal shall be required to be delivered by each Company Stockholder as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (x) that such schedule did not accurately reflect the terms of the Certificate, and (y) in connection with the issuance of any Company Capital Stock (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Company Stockholder in connection with such issuance)); and

(vi) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 7.03; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

Section 1.04 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Shareholder Redemption.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) Parent shall contribute to Merger Sub: (i) the amount of cash remaining in the Trust Account after giving effect to the Parent Shareholder Redemption; and (ii) the PIPE Investment Amount, in each case, after giving effect to the payment of all Parent Transaction Costs.

(d) The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Merger Consideration.

(f) Parent shall (on behalf of the Company) pay, or, cause to be paid, all Company Transaction Costs, to the extent not paid by the Company prior to the Closing, to the applicable payees and, for which final invoices have been delivered to Parent at least two Business Days prior to the Closing Date, by wire of immediately available funds; provided, that: (i) the amounts included in the Company Transaction Costs may be paid within two Business Days after the Closing Date as necessary; and (ii) Parent shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system.

ARTICLE II.
THE MERGER

Section 2.01 Effective Time. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). For the avoidance of doubt, the Closing and the Effective Time shall occur after completion of the Domestication.

Section 2.02 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned Subsidiary of Parent (provided, that, references to the Company for periods after the Effective Time shall include the Surviving Corporation).

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents. Subject to Section 6.11(c), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be a name determined by the Company.

Section 2.05 Directors and Officers of the Surviving Corporation. The Parties shall take all actions reasonably necessary to ensure that immediately following the Effective Time: (a) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth in the Proxy Statement and the Proxy Statement/Registration Statement; and (b) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.

Section 2.06 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be the Merger Consideration.

(b) Subject to Section 2.07(a)(i) and Section 2.07(a)(ii), each Company Stockholder shall be entitled to receive the portion of the Merger Consideration in an amount equal to, on a class by class basis, (i) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock.

Section 2.07 Effect of the Merger on the Company Capital Stock.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(i) Each share of Company Class B Common Stock, Company Series A1 Preferred Stock, Company Series A2 Preferred Stock, Company Series A3 Preferred Stock and Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Domesticated Parent Class A Common Stock equal to the Fully Diluted Adjusted Merger Consideration.

(ii) Each share of Company Class A Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Domesticated Parent Class B Stock equal to the Fully Diluted Adjusted Merger Consideration.

(iii) Each share of Company Capital Stock (other than Excluded Shares) issued and outstanding at the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration as determined pursuant to Section 2.06(b), without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Capital Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.08. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Capital Stock (other than (A) any shares of Company Capital Stock subject to Company Options and Company Warrants (which shall be respectively subject to Section 2.09), and (B) Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

(iv) No fraction of a share of Domesticated Parent Stock will be issued by virtue of the Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Domesticated Parent Stock (after aggregating all fractional shares of Domesticated Parent Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share: (i) one share of Domesticated Parent Stock if the aggregate amount of fractional shares of Domesticated Parent Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Domesticated Parent Stock if the aggregate amount of fractional shares of Domesticated Parent Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(v) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(vi) Each share of Company Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(vii) The numbers of shares of Domesticated Parent Stock that the Company Stockholders are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Domesticated Parent Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Parent Stock occurring on or after the date hereof and prior to the Closing.

Section 2.08 Surrender of Company Certificates and Disbursement of Merger Consideration.

(a) Subject to this Section 2.08, at the Effective Time, Parent shall deliver, or cause to be delivered to each Company Stockholder by way of the Exchange Agent such Company Stockholder’s portion of the Merger Consideration in an amount equal to, on a class by class basis, (i) the number of shares of Company Capital Stock owned by such Company Stockholder multiplied by (ii) the Fully Diluted Adjusted Merger Consideration for each share in such class of Company Capital Stock.

(b) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates for each Company Stockholder’s portion of the Merger Consideration.

(c) At the Effective Time, Parent shall make available the aggregate amount of the Merger Consideration. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d) Promptly after the Effective Time (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder (other than holders of Excluded Shares): (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company shall have reasonably agreed upon prior to Closing; and (ii) instructions for surrendering the Certificates to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with Section 2.08(a) hereof, with the Merger Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.11; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with Section 2.08(a) hereof on the Closing Date or as promptly as practicable thereafter. Parent and the Company shall reasonably cooperate to provide Surrender Documentation to the Company Stockholders as promptly as practicable after receipt of the Parent Shareholder Approval and shall use reasonable best efforts to cause the Exchange Agent to collect such Surrender Documentation prior to the Closing Date. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Merger Consideration represented by such Certificate.

(f) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund, if applicable) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a Public Official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

Section 2.09 Treatment of Company Options and Warrants.

(a) Each Company Option that is outstanding (whether vested or unvested) as of immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a stock option (a “Parent Option”) to acquire shares of Domesticated Parent Class A Stock in accordance with this Section 2.09(a). Each such Parent Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted shall be for that number of shares of Domesticated Parent Class A Stock determined by multiplying the number of shares of the class of Company Capital Stock that are issuable upon the exercise of such Company Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which quotient shall be rounded up to the nearest whole cent; provided, that such per share exercise price and the number of shares of Domesticated Parent Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Parent Stock purchasable pursuant to such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. The Company shall terminate the Company Equity Incentive Plans as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Parent Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.09(a).

(b) [Reserved].

(c) The Company shall take all necessary actions to effect the treatment of Company Options as set forth in this Agreement and in accordance with the Company Equity Incentive Plans and the applicable award agreements and to ensure that no Parent Option, may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form) of Parent. The board of directors of the Company shall amend the Company Equity Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Equity Incentive Plans and provide that shares in respect of any awards granted under the Company Equity Incentive Plans that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new awards will be granted under the Company Equity Incentive Plans.

(d) Each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of the Parent, the Company or the holder of any such Company Warrant, shall be converted into a warrant (a “Parent Warrant”) to acquire shares of Domesticated Parent Class A Stock in accordance with this Section 2.09(d). Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such Parent Warrant as so assumed and converted shall be for that number of shares of Domesticated Parent Class A Stock determined by multiplying the number of shares of the Company Capital Stock subject to such Company Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Effective Time by the Fully Diluted Adjusted Merger Consideration for such class which quotient shall be rounded down to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Parents Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 2.09(d).

Section 2.10 Dissenting Shares. Notwithstanding Section 2.07, shares of Domesticated Parent Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into the right to receive such Company Stockholder’s applicable portion of the Merger Consideration in accordance with Section 2.07(a)(i) (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”), unless such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Company Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive such Company Stockholder’s applicable portion of the Merger Consideration. The Company shall give Parent prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock or dissenters’ rights, attempted withdrawals of such demands, notices, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or dissenters’ rights or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that, if Parent, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent shall provide notice to the Company as soon as reasonably practicable after such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, and Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Stockholder Representative Expenses. At least three Business Days prior to the Closing Date, the Stockholder Representative may provide to Parent a written estimate of the aggregate amount of the fees and expenses incurred, or that the Stockholder Representative reasonably believes in good faith will in the future be incurred, by the Stockholder Representative on behalf of the Company Stockholders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (such fees and expenses, the “Stockholder Representative Expenses”). On the Closing Date, Parent shall pay to the Stockholder Representative or to such other Persons (and in such amounts) as may be designated by the Stockholder Representative, by wire transfer to an account or accounts designated by the Stockholder Representative in writing at least three Business Days prior to the Closing Date, immediately available funds in the amount of such Stockholder Representative Expenses and such amount shall be included as a Company Transaction Cost.

Section 2.14 Tax Treatment of the Merger

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follow the U.S. federal income tax treatment), each of the Parties intends that (a) the Domestication will constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (b) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements), and (c) that this Agreement will be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g). The Parties will prepare and file all Tax Returns consistent with such treatment of the Merger and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Taxes or otherwise, except as otherwise required by Applicable Legal Requirements (in the case of Parent, the Company or Surviving Corporation, as determined by Parent in good faith). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

(b) Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Parent Shareholder Approval has been obtained, the Company determines in good faith that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Parent (“Newco”), with Newco being the surviving company in such merger.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Company. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Company Organizational Documents have been made available to Parent or its Representatives.

Section 3.02 No Subsidiary. There is no Subsidiary of the Company, and the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 6,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Company Class A Common Stock”), all of which are issued and outstanding as of the date of this Agreement; (ii) 32,402,876 shares of Class B Common Stock, par value $0.0001 per share (the “Company Class B Common Stock”, and together, with the Company Class A Common Stock, the “Company Common Stock”), of which 397,227 shares are issued and outstanding as of the date of this Agreement; (iii) 21,572,285 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 5,075,585 shares are designated as Series A Preferred Stock, all of which are issued and outstanding, (B) 7,915,363 shares are designated as Series A1 Preferred Stock, all of which are issued and outstanding, (C) 3,043,029 shares are designated as Series A2 Preferred Stock, all of which are issued and outstanding and (D) 5,538,308 shares of Series A3 Preferred Stock, of which 4,143,304 shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Capital Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company Organizational Documents. Schedule 3.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Capital Stock owned by each Company Stockholder, and the respective class(es) thereof.

(b) As of the date of this Agreement, there are Company Options to purchase 3,698,365 shares of Company Class B Common Stock, with an aggregate exercise price equal to $10,046,472. No outstanding Company Options have early exercise features. Schedule 3.03(b) of the Company Disclosure Letter includes a true and complete list of each current or former employee, consultant or director of the Company who, as of the date of this Agreement, holds Company Options, the number of shares of Company Class B Common Stock subject thereto, vesting schedule and the exercise price thereof. All Company Options are evidenced by award agreements substantially in the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by, the board of directors of the Company (or appropriate committee thereof). Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Class B Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(c) Except as otherwise set forth in this Section 3.03 or Schedule 3.03(c) of the Company Disclosure Letter, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as otherwise set forth in Schedule 3.03(c), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.04 Due Authorization. Except as limited by the Company Stockholder Approval, the Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.05. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action, including approval by the board of directors of the Company and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally, (ii) as to enforceability, to general principles of equity, and (iii) as to indemnification, to the extent limited by applicable federal or state securities Legal Requirements (collectively, the “Remedies Exception”).

Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Schedule 3.05(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Company Organizational Documents; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under any Company Material Contract or Approval, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract or upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Merger), except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign Legal Requirement; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Schedule 3.05(b) or Schedule 7.01(b) of the Company Disclosure Letter; and (v) the filing of the Certificate of Merger in accordance with the DGCL.

Section 3.06 Legal Compliance; Approvals.

(a) The Company has during the past five years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past five years by the Company.

(b) The Company (i) is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company, and (ii) is in compliance with all material terms and conditions of such Approvals. Schedule 3.06(b) of the Company Disclosure Letter sets forth (A) all Approvals of the Company and (B) all pending Approvals of the Company. The operations of the Company are and have during the last five years been conducted in compliance with all Approvals. All Approvals are in full force and effect, and the Company has not received any written, or to the Knowledge of the Company, oral notice from a Governmental Entity during the past five years regarding: (I) any violation of or failure to comply with any term or requirement of any Approval or (II) any revocation, withdrawal, suspension, cancellation, termination or modification of any Approval.

(c) Schedule 3.06(c) of the Company Disclosure Letter sets forth, as of the date hereof, all bank accounts of the Company. During the past five years, no bank has closed any bank account of the Company.

Section 3.07 Government Contracts. Except as set forth on Schedule 3.07 of the Company Disclosure Letter, the Company is not a party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company, on the one hand, and any Governmental Entity, on the other hand, or (ii) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 3.08 Financial Statements

(a) Subject to the provisions of Section 5.03 below, set forth on Schedule 3.08(a) of the Company Disclosure Letter are: the unaudited consolidated balance sheets as of December 31, 2020 and 2019, and related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month periods ended December 31, 2020 and 2019, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements (i) present fairly, in all material respects, the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements, (ii) were prepared in conformity with GAAP, (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company has established and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Company; and (iii) financial statements and reports for external purposes are prepared in all material respects in accordance with GAAP. Neither the Company (including, to the Knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company that has not been disclosed on the Financial Statements, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the internal accounting controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts that, in their totality, reasonably constitute actual and intentional common law fraud committed by the Company, the management of the Company or any other Person, which actual and intentional common law fraud involves the Company or its respective management, employees, assets or operations. The Company is not a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.09 No Undisclosed Liabilities. The Company does not have any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities: (a) provided for in, or otherwise reflected or adequately reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent audited balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company; (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the performance of its covenants or agreements in this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby or (d) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 3.10 of the Company Disclosure Letter, since the date of the last audited balance sheet included in the Financial Statements, the Company has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Capital Stock or other securities; (c) any split, combination or reclassification of any of the shares of Company Capital Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) any issuance of shares of Company Capital Stock; (g) any revaluation by the Company of any of its assets, including any sale of assets of the Company other than with respect to sales in the ordinary course of business; or (h) any action taken or agreed upon by the Company that would be prohibited by Section 5.01 (other than clauses (a) (excluding subclauses (v) and (vi) thereof), (c), (d) and, to the extent related to the foregoing clauses, (p) thereof) if such action were taken on or after the date hereof without the consent of Parent.

Section 3.11 Litigation. Except as set forth on Schedule 3.11 of the Company Disclosure Letter or as would not be material to the Company: (a) there have not been in the last three years and there are no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company or any of its properties or assets, or any of the directors or officers of the Company with regard to their actions as such; (b) there have not been in the last three years and there are no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against the Company; (c) there have not been in the last three years and there are no pending or threatened in writing Legal Proceedings by the Company against any third party; (d) there have not been in the last three years and there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) there have not been in the last three years and there are no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or any of the directors or officers of the Company with regard to their actions as such.

Section 3.12 Company Benefit Plans.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan (separately identifying the Company Benefit Plans for each applicable jurisdiction). “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or under which the Company has any Liability.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent or its Representatives, to the extent applicable, true correct and complete copies of: (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contract or other funding vehicle relating to such plan (or if such Company Benefit Plan is not set forth in a written document, a written description of such plan specifying its material terms); (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, together with summaries of all material modifications thereto; (iii) the most recent annual report on Form 5500 and all schedules and financial statements attached thereto and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Neither the Company nor any of its respective ERISA Affiliates has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of Liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material Liability to the Company. The Company has not engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) None of the Company Benefit Plans provides for, and the Company has no Liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h) Except as set forth on Schedule 3.12(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code or any other Tax.

(j) The Company does not maintain an obligation to gross-up, indemnify, make whole or reimburse any individual for or with respect to any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

Section 3.13 Labor Relations.

(a) The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company are represented by any labor union or other labor organization. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(b) There are no pending or, to the Knowledge of the Company, threatened, and, for the past three years, there have been, no strikes, pickets, work stoppages, slowdowns, union organization activities (including, but not limited to, union organization campaigns or requests for representation), lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against the Company pending, or, to the Knowledge of the Company, threatened against or involving the Company involving any employee, and for the past three years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.

(c) Except as otherwise listed on Schedule 3.13(c) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened, and for the past three years, there have been no complaints, charges or claims against the Company, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(d) The Company is, and for the past three years, has been, in compliance with all Applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Company. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three years prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) To the Knowledge of the Company, during the past three years, there have been no sexual harassment misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director or employee at the level of vice president or above of the Company involving or relating to his or her services provided to the Company.

(f) To the Knowledge of the Company, no officer or key employee of the Company intends to resign or retire as a result of the transactions contemplated by this Agreement.

Section 3.14 Real Property; Tangible Property.

(a) The Company does not own, and has never owned, any real property.

(b) Schedule 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied, by the Company (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Company’s use or occupancy of any Leased Real Property, including all amendments and modifications thereto, and guarantees thereof (collectively, the “Company Real Property Leases”). The Company has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by the Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would be reasonably likely to be material to the Company.

(c) The Company owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Company as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company.

Section 3.15 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Company have been timely filed (after giving effect to any valid extensions), and all such Tax Returns were true, correct and complete in all material respects when filed and accurately reflected all material Liability for Taxes of (and with respect to) the Company.

(b) All material Taxes due and payable by (or with respect to) the Company have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company.

(c) The Company has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Company have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against the Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Company.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which the Company could be liable after the Closing Date for the Tax Liability of any Person, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) The Company has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Company: (i) has no Liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(j) The Company has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) The Company does not have a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) other than in the ordinary course of business, an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(m) The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) There are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.16 Environmental Matters.

(a) The Company, and each property or facility at any time owned, leased, or operated by the Company, is, and for the past five years has been, in material compliance with all Environmental Laws.

(b) The Company has obtained, holds, is, and for the past five years has been, in material compliance with all permits required under Environmental Laws to permit the Company to operate its assets and to conduct the business of the Company, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Company.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any property or facility owned, leased, or operated by the Company alleging violations of or Liability under any Environmental Law.

(d) Neither the Company nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by the Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Liability of the Company under any Environmental Laws.

(e) The Company has not agreed to indemnify any Person or assumed the Liability of any third party arising under Environmental Law.

(f) The Company has made available to Parent copies of all material written environmental reports, audits, assessments, Liability analyses, memoranda and studies in the possession of, or conducted by, the Company with respect to Environmental Law.

Section 3.17 Brokers; Third Party Expenses. Except as set forth on Schedule 3.17) of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 3.18 Intellectual Property.

(a) Schedule 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, of each (i) registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”), and (ii) material unregistered Trademark and material unregistered Software, in each case, in which the Company has an ownership interest or an exclusive license or similar exclusive right in any field or territory (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, and owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Company, as presently conducted and as proposed to be conducted immediately following the Closing and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions.

(c) (i) To the Knowledge of the Company, the Company, the conduct and operation of the business of the Company as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company), and the use of the Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person. (ii) There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and the Company has not received from any Person in the past six years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. (iii) To the Knowledge of the Company, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by the Company in the past six years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) Except as set forth on Schedule 3.18(d) of the Company Disclosure Letter, for each Patent and Patent application included in the Registered IP, each inventor has assigned all of its rights to the Company. The Company has not transferred ownership of, or granted any license with respect to, any material Owned Intellectual Property to any other Person. The Company has valid rights under all Contracts for Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company.

(e) No past or present director, officer or employee of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Company who were or are either (i) privy to any material Trade Secrets of the Company or (ii) engaged in creating or developing for or on behalf of the Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (A) agreed to hold all confidential information of the Company in confidence both during and after such Person’s employment or retention, as applicable; and (B) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in the Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(f) The Company, as applicable, has taken adequate and commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property (including all source code for any Software constituting Owned Intellectual Property) and all Trade Secrets of any Person to whom the Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret.

(g) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”). The Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Company (including any Software constituting Owned Intellectual Property).

(h) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company in the development of any Owned Intellectual Property. No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Schedule 3.18(h)(ii) of the Company Disclosure Letter; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(i) The Company owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Company as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, during the past three years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company.

(j) Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 3.19 Privacy; Cybersecurity.

(a) The Company and any Person acting for or on the Company’s behalf has at all times during the past five years (in the case of any such Person, during the time such Person was acting for or on behalf of the Company) materially complied, as applicable to the Company, with: (i) all applicable Privacy Laws; (ii) all of the Company’s policies and notices regarding Personal Information (“Company’s Privacy Notices”); and (iii) all of the Company’s obligations regarding Personal Information and information technology security under any Contracts. The Company has not received in the five years prior to the date of this Agreement any notice of any claims, investigations, inquiries or alleged violations of Law, regulation, or Contract (including from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. The Company has not notified in writing, or been required by applicable law, regulation, or Contract to notify in writing, any person or entity of any personal data or information security-related incident. The Company’s Privacy Notices have not contained any material omissions or been misleading or deceptive.

(b) The Company has during the past five years: (i) implemented and maintained reasonable security regarding the confidentiality, integrity and availability of Company IT Systems and the data thereon (including Personal Information and other confidential data in its possession or under its control) against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties (including those who process, store or otherwise handle Personal Information, business proprietary or sensitive information for or on behalf of the Company) to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure its information technology systems, Personal Information, business proprietary or sensitive information from loss, theft, misuse or unauthorized access, use, modification or disclosure. All third parties who have provided Personal Information to the Company during the past five years have done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) During the past five years, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody or control of the Company or collected, used or processed by or on behalf of the Company and the Company has not experienced any information security incident that has compromised the integrity or availability of its IT Systems. During the past five years, the Company has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. Neither the Company nor any third party acting at the direction or authorization of the Company has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

Section 3.20 Agreements, Contracts and Commitments.

(a) Schedule 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Company shall mean each Company Real Property Lease and each of the following Contracts to which the Company is a party or by which the Company is bound or under which the Company has any obligation or under which the Company has any right or interest:

(i) Each Contract with any of the Top Suppliers;

(ii) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company of more than $50,000;

(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company from a third party, in each case, having an outstanding principal amount in excess of $50,000, excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last five years, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) entered into in the ordinary course of business;

(v) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company;

(vii) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $50,000, excluding any such employment, consulting, or management Contract that is terminable by the Company at will;

(viii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $50,000;

(ix) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(x) Each Contract (other than employment agreements, employee confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents and Government Contracts) between the Company, on the one hand, and Affiliates of the Company, the officers and managers (or equivalents) of the Company, the members or stockholders of the Company, any employee of the Company or a member of the immediate family of the foregoing Persons, on the other hand;

(xi) Each Contract with any employee or consultant of the Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xii) Each Contract, other than customary non-disclosure agreements, that purports to limit or contains covenants expressly limiting in any material respect the freedom of the Company to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(xiii) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company;

(xiv) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that (A) contains any assignment or license of, or any covenant not to assert or enforce, any material Intellectual Property; (B) pursuant to which any material Intellectual Property is or was developed by, with or for the Company; or (C) pursuant to which the Company either (x) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (y) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of the Company, provided, however, that none of the following shall be required to be set forth on Schedule 3.20(a)(xiv) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (1) licenses of open source Software; and (2) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $25,000 per year;

(xv) Each obligation to register any Company Capital Stock or other securities of the Company with any Governmental Entity;

(xvi) Each supervisory Contract with a Governmental Entity and terms of conditional approvals from any Governmental Entity for any Approval; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this Section 3.20(a).

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Company.

Section 3.21 Insurance. Schedule 3.21 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. All premiums due with respect to each Insurance Policy has been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date). True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its Representatives. The Insurance Policies satisfy all insurance-related requirements necessary for the Company to maintain in good standing all Approvals. The Company is not in breach or default under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. The Company has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by the Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.22 Related Party Transactions. No stockholder, officer or director of the Company or to the Knowledge of the Company, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any Contract with the Company; (b) owns any direct or any indirect, interest in any material assets of the Company; or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Company Benefit Plan. There are no outstanding notes payable to, accounts receivable from or advances by the Company, and the Company is not otherwise a creditor of, any option holder or Company Stockholder or any Affiliate of such Company Stockholder or option holder (or any director, officer, stockholder, member, manager or partner thereof).

Section 3.23 Certain Provided Information. The information relating to the Company supplied by the Company for inclusion in the Proxy Statement/Registration Statement will not, as of the date of filing thereof or the date on which the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Shares or at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 3.24 Anti-Corruption; Sanctions.

(a) For the past five years, the Company has complied with all applicable anti-bribery and anti-corruption Laws, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (collectively, the “Anti-Corruption Laws”), and (ii) all applicable anti-money laundering Laws, including the Currency and Foreign Transactions Reporting Act of 1970, commonly called the Bank Secrecy Act, as amended, and the Money Laundering Control Act of 1986, as amended, or any rules or regulations thereunder (collectively, the “Anti-Money Laundering Laws”), including the maintenance of appropriate anti-money laundering programs to ensure compliance with such Anti-Money Laundering Laws, and no material deficiencies in such programs have been identified.

(b) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Legal Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Anti-Money Laundering Law.

(c) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage or thing of value: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(d) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is, or is owned or controlled by Persons that are, (i) the subject of economic sanctions administered or enforced from time to time by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), the United States Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union or any European Union member state, the Bureau of Industry Security of the U.S. Department of Commerce, or any other applicable sanctions authority (collectively, “Sanctions”), or (ii) located, organized, operating or resident in a country or territory that is the subject of Sanctions, including at the time of this Agreement Crimea, Cuba, Iran, North Korea, and Syria.

(e) For the past five years, the Company has been in compliance with all applicable Sanctions in all material respects.

Section 3.25 Suppliers.

(a) Schedule 3.25(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten suppliers based on the aggregate value of the Company’s transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Suppliers”).

(b) Except as set forth on Schedule 3.25(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified the Company in writing, or to the Knowledge of the Company, verbally: (i) that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its business.

Section 3.26 Sufficiency of Assets. Effective on the Closing Date, to the Knowledge of the Company, the Owned Intellectual Property, Licensed Intellectual Property, Company IT Systems and Intellectual Property, in each case, currently owned, leased or licensed by the Company, will be sufficient, in all material respects, for the conduct of the business by the Company following the Closing in the manner presently contemplated to be conducted (as of the date of this Agreement).

Section 3.27 Foreign Investments in U.S. Businesses. The Company is not a TID U.S. business as defined at 31 C.F.R. §800.248.

Section 3.28 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE IV; AND (B) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.28, CLAIMS AGAINST PARENT, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.01 Organization and Qualification.

(a) Each of Parent and Merger Sub has been duly incorporated, organized or formed and is validly existing as an exempted company or a corporation in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation.

(b) Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and Merger Sub, taken as a whole.

(c) None of Parent or Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent and Merger Sub is duly qualified or licensed to do business as an exempted company or corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent and Merger Sub are so qualified or licensed is listed on Schedule 4.01(d) of the Parent Disclosure Letter.

Section 4.02 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not have and will not have at the Closing obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 4.03 Capitalization.

(a) As of the date of this Agreement and prior to giving effect to the Domestication: (i) 1,000,000 preference shares, par value $0.0001 per share, of Parent (“Parent Preference Shares”) are authorized and no shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares of Parent, par value $0.0001 per share (“Parent Class A Share”), are authorized and 34,500,000 are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Parent, par value $0.0001 per share (“Parent Class B Share”), are authorized and 8,625,000 are issued and outstanding, and upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 11,500,000 Parent Class A Shares to PIPE Investors; (iv) 8,900,000 warrants to purchase one share of Parent Class A Share (the “Private Placement Warrants”) are outstanding; and (v) 17,250,000 warrants to purchase one share of Parent Class A Share (the “Public Warrants”) are outstanding. All outstanding Parent Class A Shares, Parent Class B Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. After giving effect to the Domestication and the filing of the Parent Charter (but before giving effect to the Parent Shareholder Redemption and the issuance of shares of Domesticated Parent Stock pursuant to the Subscription Agreements), Parent will have: (x) 43,125,000 shares of Domesticated Parent Stock issued and outstanding; and (y) 8,900,000 Private Placement Warrants and 17,250,000 Public Warrants issued and outstanding, each of which will be entitle the holder thereof to purchase one share of Domesticated Parent Stock.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 10 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) Except for the Private Placement Warrants, Public Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent, or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, Domesticated Parent Stock, Merger Sub Common Stock, or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, Domesticated Parent Stock, Merger Sub Common Stock, or any other shares of capital stock or membership interests or other interest or participation in Parent or Merger Sub.

(d) Each Parent Share, share of Merger Sub Common Stock, Private Placement Warrant and Public Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent or Merger Sub, as applicable, or any Contract to which any of Parent or Merger Sub is a party or otherwise bound by.

(e) Subject to approval of the Parent Shareholder Matters, the shares of Domesticated Parent Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and not subject to any preemptive rights of any other stockholder of Parent and shall be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

Section 4.04 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Shareholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Shareholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; or (ii) assuming that the consents, approvals, Orders, authorizations, registrations, filings or permits referred to in Section 4.05(b) are duly and timely obtained or made, conflict with or violate any provision of, or result in the breach of, any Applicable Legal Requirements to which the Parent or Merger Sub is subject or by which any property or asset of the Parent or Merger Sub is bound; or (iii) result in a violation or revocation of any required Approvals.

(b) The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) in connection with the Domestication in accordance with Applicable Legal Requirements, including the Cayman Registrar under the Cayman Islands Companies Act (As Revised) and the DGCL, (ii) for the filing of the Certificate of Merger in accordance with the DGCL; (iii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iv) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (v) as otherwise disclosed on Schedule 7.01(b) of the Company Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Merger.

Section 4.06 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent or Merger Sub. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 4.07 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the consummation of Parent’s initial public offering to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or the New York Stock Exchange (the “NYSE”) (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(b) Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, the financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financial Statements”) fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Neither Parent (including, to the Knowledge of Parent, any employee thereof) nor any independent auditor of Parent has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (C) any claim or allegation regarding any of the foregoing. Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, there are no significant deficiencies or material weaknesses in the design or operation of the internal accounting controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, Parent’s ability to record, process, summarize and report financial information. To the Knowledge of Parent, there are no facts that, in their totality, reasonably constitute actual and intentional common law fraud committed by Parent, the management of Parent or any other Person (including the Sponsor or its Affiliates), which actual and intentional common law fraud involves Parent or its management, employees, assets or operations.

(d) Except as set forth on Schedule 4.07 of the Parent Disclosure Letter, Parent does not have any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for Liabilities: (A) provided for in, or otherwise reflected or adequately reserved for on the Parent Financial Statements or disclosed in the notes thereto; (B) that have arisen since the date of the most recent audited balance sheet included in the Parent Financial Statements in the ordinary course of the operation of business of Parent; (C) incurred in connection with the negotiation, preparation or execution of this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the performance of the its covenants or agreements in this Agreement or any ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby or (D) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent.

Section 4.08 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of incorporation of Parent, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s share capital or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, subdivision, combination, consolidation or reclassification of any of Parent’s share capital; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of share capital of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.09 Litigation. (a) Since the formation of Parent, there have not been and there are no pending or, to the Knowledge of Parent, threatened, Legal Proceedings against Parent or any of its properties or assets, or any of the directors or officers of Parent with regard to their actions as such; (b) since the formation of Parent, to the Knowledge of Parent, there have not been and there are no pending or threatened, audits, examinations or investigations by any Governmental Entity against Parent; (c) since the formation of Parent, there have not been and there are no pending or threatened in writing Legal Proceedings by Parent against any third party; (d) there have not been and there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on Parent; and (e) since the formation of Parent, there have not been and there are no Orders imposed or, to the Knowledge of Parent, threatened to be imposed upon Parent or any of its properties or assets, or any of the directors or officers of Parent with regard to their actions as such.

Section 4.10 Business Activities. Since their respective incorporation, none of Parent or Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent or Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 4.11 Parent Material Contracts. Except for those Contracts filed (or incorporated by reference) as exhibits to the Parent SEC Reports and except for the documents to be executed by Parent in connection with the PIPE Investment and the other Transactions, neither Parent nor any of its Subsidiaries is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH.U”. The issued and outstanding Parent Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DEH WS”. Parent is a listed company in good standing with the NYSE. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the Parent Class A Shares or Public Warrants or terminate the listing of Parent on the NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Shares or Public Warrants under the Exchange Act.

Section 4.13 PIPE Investment Amount. Parent has made available to the Company prior to the execution of this Agreement, correct and complete copies of each of the subscription agreements (the “Subscription Agreements”) substantially in the form attached hereto as Exhibit H, entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $115,000,000.00 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are, to the Knowledge of Parent, in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Knowledge of Parent with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Knowledge of Parent, each PIPE Investor. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 4.14 Trust Account.

(a) As of the date hereof, Parent has approximately $345,000,000.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of July 14, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than shareholders of Parent holding Parent Class A Shares sold in Parent’s initial public offering who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been or may be released except: (A) to pay income Taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Shares in accordance with the provisions of the Parent Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by Parent have been timely filed (after giving effect to any valid extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and accurately reflected all material liability for Taxes of (and with respect to) Parent.

(b) All material Taxes due and payable by Parent have been timely paid in full. All material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the financial statements of Parent in accordance with GAAP, and (ii) for periods not covered by the financial statements of Parent have been accrued on the books and records of Parent.

(c) Parent has complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent (and, to the Knowledge of Parent, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent or Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Parent: (i) does not have any liability for the Taxes of another Person (other than Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements) or as a transferee or a successor; and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(j) Parent has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(k) The Parent does not have a permanent establishment in any country other than the country of its incorporation, or is subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements ); (iii) a prepaid amount received or deferred revenue recognized prior to the Closing; (iv)  any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; or (vi) an inclusion under Section 965 of the Code.

(m) The Parent is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which the Parent does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(o) There are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, on the date of filing thereof or the date it is mailed to shareholders of Parent or at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Registration Statement; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.17 Board Approval; Shareholder Vote. The board of directors of Parent and Merger Sub (including any required committee or subgroup of the board of directors of Parent or Merger Sub, as applicable) have, as of the date of this Agreement,: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the shareholders of Parent or Merger Sub (as applicable). Other than the approval of the Parent Shareholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 4.18 Affiliate Transactions. Except as described in Section 4.18 or the Parent Disclosure Letter, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (including the Sponsor) (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 4.19 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.20 Disclaimer of Other Warranties. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE RIGHTS OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE III; AND (B) NEITHER THE COMPANY NOR ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.20, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III BY SUCH PERSON.

ARTICLE V.

CONDUCT PRIOR TO THE CLOSING DATE

Section 5.01 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or the Company Disclosure Letter, the Company shall conduct its operations in the ordinary course consistent with past practice and use reasonable best efforts to preserve the present business and operations and goodwill of the Company, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with the Company’s actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business consistent with past practice; provided, that, during any period of full or partial suspension of operations related to COVID-19, the Company may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of the Company or (y) in response to COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken, by the Company that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), the Company shall, where reasonably practicable, provide prior notice to Parent with respect thereto (and where such prior notice has not been provided, provide notice to Parent reasonably promptly thereafter), and, where reasonably practicable, consult with Parent in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Schedule 5.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement or Applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except for any such Person with an annual base salary or wage rate of less than $250,000 in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that do not result in more than a de minimis increase in cost to the Company); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (v) grant any equity or equity-based compensation awards; or (vi) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice; or terminate the employment or engagement, other than for cause or due to death or disability, of any employee or consultant receiving annual base compensation in excess of $250,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Intellectual Property material to any of the businesses of the Company (other than non-exclusive licenses of Owned Intellectual Property granted to customers in the ordinary course of business consistent with past practice); (ii) extend, amend, waive, cancel or modify any material rights in or to any Intellectual Property material to any business of the Company; (iii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon; (iv) disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom the Company has a confidentiality obligation; or (v) subject any material Software constituting Owned Intellectual Property to Copyleft Terms;

(c) (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in the Company except pursuant to existing rights of first refusal or rights of first offer in favor of the Company existing as of the date of this Agreement; (iii) grant, issue, transfer, sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other Equity Interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in the Company; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other Equity Interests or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other Equity Interests or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend the Company Organizational Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Equity Interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of real or tangible assets or properties, other than any disposition of obsolete assets in the ordinary course of business consistent with past practice;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case as set forth on Schedule 5.01(g) of the Company Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of the Company in connection with any Indebtedness thereof (other than Permitted Liens); (iv) cancel or forgive any Indebtedness owed to the Company; or (v) make, incur or commit to make or incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Company or its respective properties or assets;

(i) (A) modify, terminate, cancel, or modify or amend in any material respect, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $250,000 in any twelve-month period;

(j) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(k) (i) make or change any material Tax election; (ii) settle or compromise any material Tax Liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any Liability for Taxes other than in the ordinary course of business; or (ix) prepare any Tax Return in a manner inconsistent with past practice;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 5.01(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) form or commence the operation of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or engage in any material new line of business;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or Liabilities on the part of the Company under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement;

(p) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(q) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.01(a) through (p) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.02 Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement (including as contemplated by the PIPE Investment or the Domestication), Parent shall, and shall cause its Subsidiaries to, conduct their operations in the ordinary course consistent with past practice and use reasonable best efforts to preserve the present business and operations and goodwill of Parent and its Subsidiaries, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them (with Parent and its Subsidiaries’ actions taken in response to COVID-19 prior to the date of this Agreement being deemed to be in the ordinary and usual course of business, consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary and usual course of business consistent with past practice; provided, that, during any period of full or partial suspension of operations related to COVID-19, the Parent and its Subsidiaries may take reasonable actions outside of the ordinary and usual course of business (x) to the extent reasonably necessary to protect the health and safety of the employees of Parent and its Subsidiaries or (y) in response to COVID-19 Measures; and provided, further, that, with respect to any material action taken, or omitted to be taken, by Parent and its Subsidiaries that is a material change from recent past custom and practice as of the date hereof (including, for the avoidance of doubt, recent past custom and practice in light of COVID-19), Parent and its Subsidiaries shall, where reasonably practicable, provide prior notice to the Company with respect thereto (and where such prior notice has not been provided, provide notice to the Company reasonably promptly thereafter), and, where reasonably practicable, consult with the Company in good faith in connection therewith). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement (including as contemplated by the PIPE Investment or the Domestication) or as required by Applicable Legal Requirements, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital, capital stock (or warrant) or split, subdivide, combine, consolidate or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the PIPE Investment or as otherwise set forth on Schedule 5.02(c) of the Parent Disclosure Letter, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of share capital, capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of share capital, capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of share capital, capital stock or other Equity Interests or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates, shareholders and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make or change any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any liability for Taxes other than in the ordinary course of business; or (ix) prepare any Tax Return in a manner inconsistent with past practice;

(i) create any material Liens on any material property or assets of Parent or Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(k) commence, settle or compromise any Legal Proceeding;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.02(a) through (m) above.

Section 5.03 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Parent the (i) audited consolidated balance sheets as of December 31, 2020 and December 31, 2019, and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month periods ended December 31, 2020 and December 31, 2019, audited in accordance with the standards required by the Public Company Accounting Oversight Board, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that, upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Financial Statements” for all the purposes of this Agreement and the representation and warranties set forth in Section 3.08 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the date of this Agreement; provided further that there shall be no material changes between the Financial Statements set forth on Schedule 3.08(a) of the Company Disclosure Letter and the PCAOB Financial Statements; (ii) all other audited and unaudited financial statements of the Company and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Proxy Statement/Registration Statement and/or the Closing Form 8-K (including pro forma financial information); (iii) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Closing Form 8-K; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and Closing Form 8-K (including pro forma financial information).

(b) If the Proxy Statement/Registration Statement has not been declared effective by the SEC on or prior to May 14, 2021, as soon as reasonably practicable following thereafter, the Company shall deliver to Parent the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that, upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 3.08 shall be deemed to apply to the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement/Registration Statement; Extraordinary Meeting and Approvals.

(a) Proxy Statement/Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the Financial Statements, (A) Parent and the Company shall jointly prepare and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent’s shareholders relating to the Extraordinary Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (x) the shares of Domesticated Parent Stock and Domesticated Parent Warrants to be issued in exchange for the issued and outstanding Parent Class A Shares and Cayman Parent Warrant, respectively, in the Domestication, and (y) the shares of Domesticated Parent Stock that constitute the Merger Consideration (collectively, the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of its respective members or stockholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries (as applicable), officers, directors, managers, shareholders, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K prepared in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries (as applicable) to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Parent will cause the Proxy Statement/Registration Statement to be mailed to the Parent’s shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Domesticated Parent Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (which comments shall be considered by Parent in good faith), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Parent’s shareholders and at the time of the Extraordinary Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries (as applicable), Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent’s shareholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the Parent Shares that constitute the Merger Consideration, other than certain equity securities issuable under the LTIP that are based on Parent Shares and constitute a portion of the Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 6.18(a).

(b) Parent Shareholder Approval. Parent shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Parent’s shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Extraordinary Meeting”) in accordance with the Parent Organizational Documents, and (C) solicit proxies from the holders of Parent Class A Shares to vote in favor of each of the Parent Shareholder Matters, and (b) provide Parent’s shareholders with the opportunity to redeem shares of Parent Class A Shares (the “Parent Shareholder Redemption”). Parent shall, through approval of its board of directors, recommend to its shareholders the (I) approval of the change in the jurisdiction of incorporation of Parent to the State of Delaware, (II) approval of the amendment and restatement of the Parent Organizational Documents, substantially in the form of the Parent Charter attached hereto as Exhibit A and the Parent Bylaws attached hereto as Exhibit B (as may be subsequently amended by mutual written agreement of the Company and Parent at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals to implement the foregoing, (III) the adoption of this Agreement and approval of the Transactions, including the Domestication, in accordance with applicable Law and exchange rules and regulations, (IV) approval of, for purposes of complying with the applicable rules of the NYSE, the issuance of shares of Domesticated Parent Stock in connection with the Merger, including the shares to be issued to the PIPE Investors as contemplated by the Subscription Agreements, (V) approval of the LTIP in accordance with Section 6.18, (VI) the approval of the directors nominees in accordance with Section 6.16, (VI) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto, (VII) adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (VIII) adjournment of the Extraordinary Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (I) through (VI), together, the “Parent Shareholder Matters”), and include such recommendation in the Proxy Statement. The board of directors of Parent shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of the Parent Shareholder Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Parent described in the Recitals hereto, a “Change in Recommendation”); provided, that, the board of directors of Parent may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s shareholders under Applicable Legal Requirements. To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting shall not be affected by any Change in Recommendation, (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting and submit for approval the Parent Shareholder Matters and (z) Parent agrees that if the Parent Shareholder Approval shall not have been obtained at any such Extraordinary Meeting, then Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 6.01(b), and hold additional Extraordinary Meetings in order to obtain the Parent Shareholder Approval. Parent agrees that it shall provide the holders Parent Class A Shares the opportunity to elect redemption of such Parent Class A Shares in connection with the Extraordinary Meeting, as required by the Parent Organizational Documents.

(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Required Company Stockholders (pursuant to the executed Support Agreements) within 24 hours following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the Company Stockholders for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the Company Stockholders is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the Company Stockholders and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

Section 6.02 Regulatory Approvals.

(a) Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions as promptly as practicable after the date of this Agreement, and no later than ten Business Days after the date hereof, and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

(b) Except for filings under the HSR Act, which are governed by Section 6.02(a) above, each Party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, Orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Approvals of the Company (the “Regulatory Filings”)). Each Party shall use reasonable best efforts to cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, Orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its reasonable best efforts and cooperate with the other Party (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If Parent determines that it is required to make any Regulatory Filing or otherwise provide information with respect to Parent or any Parent personnel or Affiliates to a Governmental Entity in connection with any Approval, then the Company will, except as prohibited by Applicable Legal Requirements (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon Parent’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Approvals related to such Regulatory Filing or information provision requirement that Parent reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, Orders and approvals that, if not received, would have or would reasonably be expected to have, a material adverse impact on the business of the Company.

Section 6.03 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) The Parties shall mutually prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the Closing Press Release and shall file the Closing Form 8-K with the SEC.

Section 6.04 Confidentiality; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Company Stockholders, on the one hand, or Parent or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company Stockholders and, prior to the Closing, the Company) or the Company (in the case of Parent or Merger Sub) prior to the Closing or the Stockholder Representative in the case of the Company following the Closing.

(b) None of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees of the Company; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.03 or this Section 6.04(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Company for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Parent.

Section 6.05 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable best efforts as may be necessary to avoid any Legal Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 3.05(b) of the Company Disclosure Letter, other than as provided in Section 6.05(b); (iv) the termination of each agreement set forth on Schedule 6.05(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Furthermore, the Company shall use reasonable best efforts to obtain consents in form and substance reasonably satisfactory to Parent relating to the agreements described in Schedule 3.05(a)(iii) of the Company Disclosure Letter promptly following the date hereof. In the event that the Company is unable to obtain such consents on or prior to the fifth Business Day prior to Closing Date, the Company shall, no later than the fifth Business Day prior to the Closing Date, and in a manner reasonably satisfactory to Parent, repay or otherwise satisfy in full all obligations under the agreements and instruments set forth in Schedule 3.05(a)(iii) of the Company Disclosure Letter and cause such agreements, instruments and all related documents to be terminated and any liens to be released of record.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6.05 shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of share capital, capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, share capital and capital stock, or the incurrence of any liability or expense.

Section 6.06 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 6.07 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Stockholder Representative hereby agrees (on its own behalf and on behalf of its controlled Affiliates) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account or any funds distributed therefrom, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any negotiations or Contracts with Parent or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Company and the Stockholder Representative hereby irrevocably waives (on its own behalf and on behalf of its Related Parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever.

Section 6.08 Disclosure of Certain Matters. Each of Parent, Merger Sub, the Company and the Stockholder Representative will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement and/or the Proxy Statement/Registration Statement.

Section 6.09 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Domesticated Parent Stock issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Shares and Public Warrants listed for trading on the NYSE. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Domesticated Parent Stock and Public Warrants on the NYSE.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who elect to have their Parent Class A Shares converted to cash in accordance with the provisions of the Parent Organizational Documents; (B) for income Tax or other Tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of Parent, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in the Company Organizational Documents or in any indemnification agreement with the Company set forth on Schedule 6.11(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, Parent shall cause the Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date and made available to Parent prior to the date hereof, and Parent shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party for a period of six years from the Closing Date; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.11.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company currently covered by a directors’ and officers’ liability insurance policy of the Company on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.11(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company Organizational Documents, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Company under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

(d) If Parent or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 6.11.

Section 6.12 [RESERVED]

Section 6.13 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the Company for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, and the Company will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All direct or indirect transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Parent. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative, the Company and Parent shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements.

(d) All Tax sharing agreements or similar arrangements with respect to or involving the Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(e) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to, as applicable) use its reasonable best efforts (i) to cause the Merger to qualify for the Intended Tax Treatment and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Merger to fail to qualify for the Intended Tax Treatment.

Section 6.14 Subscription Agreements.

(a) Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company or the Company Stockholders. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company or the Stockholder Representative, prompt (and, in any event within three Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Parent shall use its commercially reasonable efforts to cause the PIPE Investors to contribute the PIPE Investment Amount at or prior to the Closing if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions required to obtain the PIPE Investment Amount contemplated by the Subscription Agreements, including enforcing the rights of Parent under the Subscription Agreements.

Section 6.15 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.16 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 6.16 of the Company Disclosure Letter and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Parent effective immediately after the Closing; provided, that, any such persons not listed on Schedule 6.16 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement and the Proxy Statement/Registration Statement is filed with the SEC).

Section 6.17 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective controlled Affiliates and Representatives, irrevocably, unconditionally and completely releases and forever discharges each Company Stockholder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, from any claim it may have against the Company Stockholder Released Parties arising from the negotiation, terms, execution or performance of this Agreement or any other ancillary agreements entered into in connection with this Agreement with the Company in connection with the Merger with respect to any matter occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.17(a) shall release any Company Stockholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Stockholder Released Party’s employment by the Company.

(b) Effective upon and following the Closing, each Company Stockholder, on its own behalf and on behalf of each of its Affiliates and Representatives, in each case in its capacity as an equityholder of the Company, irrevocably, unconditionally and completely releases and forever discharges Parent and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, Liabilities, actions and causes of action of every kind and nature, whether known or unknown, from any claim it may have against the Parent Released Parties arising from (i) its current or former status as a stockholder of the Company or (ii) the negotiation, terms, execution or performance of this Agreement or any other ancillary agreements entered into in connection with this Agreement with Parent in connection with the Merger (other than employment agreements, if any), with respect to any matter occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 6.11); provided, however, that nothing in this Section 6.17(b) shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

Section 6.18 LTIP.

(a) Prior to the Closing Date, the board of directors of Parent shall approve and adopt, subject to obtaining the approval of the Parent Shareholder Matters, an equity incentive plan, substantially in the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “LTIP”). Within seven Business Days following the expiration of the 60 day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Domesticated Parent Stock issuable under the LTIP.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.18 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) shall limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.19 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its Representatives) concerning any acquisition of the Company, sale of outstanding ownership interests and/or the sale of all or a material portion of the assets of the Company, in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination (other than to or with Parent and its Representatives); or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Representatives and the Company Stockholders to, and shall cause their respective Representatives to, immediately cease and terminate any and all existing discussions or negotiations with any Person with respect to any Company Business Combination proposal (other than Parent and its Representatives).

(b) The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination after the execution and delivery of this Agreement and to describe the material terms and conditions of any proposal relating to a Company Business Combination in reasonable detail (including the identity of any person or entity making such proposal) and (B) keep Parent reasonably informed on a current basis of any modifications to such offer or information.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any transaction or series of related transactions under which Parent, directly or indirectly, (A) acquires or otherwise purchases any other Person(s), (B) engages in a business combination with any other Person(s) or (C) otherwise purchases all or a material portion of the assets or businesses of any other Person(s) in each case whether by merger, consolidation, recapitalization, tender offer or other similar transaction (a “Parent Business Combination”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination (other than to or with Company and its Representatives); or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Company if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Parent Business Combination after the execution and delivery of this Agreement and to describe the material terms and conditions of any proposal relating to a Parent Business Combination in reasonable detail (including the identity of any person or entity making such proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 6.20 Domestication. Subject to the receipt of the Parent Shareholder Approval, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), Parent shall, in accordance with Applicable Legal Requirements, any applicable rules and regulations of the SEC and the NYSE and Parent Organizational Documents, effect the Domestication and in furtherance thereof, shall (a) file, prior to the Closing (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Parent Charter, (b) adopt the Parent Bylaws, and (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. In accordance with Applicable Legal Requirements, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Parent, (i) each then issued and outstanding Parent Class B Share shall convert automatically, on a one-for-one basis, into a Parent Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Parent Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Parent Stock; (iii) each then issued and outstanding Cayman Parent Warrant shall convert automatically into a Domesticated Parent Warrant, pursuant to the Warrant Agreement and (iv) each then issued and outstanding unit of Parent shall be separated into its component parts, consisting of one share of Domesticated Parent Class A Stock and one-half of one Domesticated Parent Warrant.

Section 6.21 Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to the Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of Parent, Merger Sub or Sponsor or any of their respective Representatives (in their capacity as a representative of any of Parent, Merger Sub or Sponsor) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of Company). Parent and Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Parent, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, provided, that, it shall be deemed to be reasonable for Parent to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of Parent, Merger Sub, Sponsor and each of their respective Representatives that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by Parent, Merger Sub, Sponsor or any of their respective Representatives or (y) any non-monetary, injunctive, equitable or similar relief against Parent, Merger Sub, Sponsor or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by Parent, Merger Sub, Sponsor or any of their respective Representatives). Without limiting the generality of the foregoing, in no event shall Parent, Merger Sub, Sponsor or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII.
CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Extraordinary Meeting (including any adjournments thereof), the Parent Shareholder Matters shall have been duly adopted by the shareholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the NYSE rules and regulations.

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions, as set forth on Schedule 7.01(b) of the Company Disclosure Letter.

(c) All necessary pre-Closing authorizations, consents, clearances, waivers and approvals from third parties, if any, disclosed in Schedule 3.05(b) of the Company Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have been made or obtained.

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(e) No action or proceedings shall have been instituted, or threatened in writing against the Company before a court or other Governmental Entity to restrain, prohibit, materially delay or invalidate the Company’s business or any of the transactions contemplated herein.

(f) The shares of Domesticated Parent Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on the NYSE subject only to official notice of such issuance and to the requirement to have a sufficient number of round lot holders.

(g) The Company Stockholder Approval shall have been obtained.

(h) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 7.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of Parent shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b).

(d) The persons listed on Schedule 7.02(d) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent and Merger Sub.

(e) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.03(a), duly executed by Parent and Merger Sub, as applicable.

(f) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 6.10, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(g) The Domestication shall have been completed as provided in Section 6.20 and time-stamped copies of the Certificate of Corporate Domestication and the Parent Charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(h) The Aggregate Transaction Proceeds shall be equal to or greater than $125,000,000.

Section 7.03 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) (i) The Fundamental Representations of the Company shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The Company or the Stockholder Representative shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company or the Stockholder Representative pursuant to Section 1.03(b), duly executed by the Company or the Stockholder Representative, as applicable.

Section 7.04 Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE VIII.
TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions shall not have been consummated by October 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent and Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or Merger Sub is cured during such 30-day period or the Outside Date if earlier);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach is curable by the Company or the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or the Company, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period or the Outside Date if earlier);

(f) by either Parent or the Company, if, at the Extraordinary Meeting (including any adjournments thereof), the Parent Shareholder Matters are not duly adopted by the shareholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents; or

(g) by Parent, if the Company Stockholder Approval shall not have been obtained within 24 hours following the effectiveness of the Registration Statement.

Section 8.02 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.04, Section 6.07, this Section 8.02, Article X and the Confidentiality Agreement shall survive the termination of this Agreement; (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement, (iii) or any Person’s Liability under any Subscription Agreement, any Support Agreements or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder. As used herein, the term “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of this Agreement, with the actual knowledge that the taking of such action or failure to act would reasonably be expected to constitute or result in a breach of this Agreement.

ARTICLE IX.
NO SURVIVAL

Section 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

ARTICLE X.
GENERAL PROVISIONS

Section 10.01 Stockholder Representative.

(a) The Stockholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transaction Agreements after Closing, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Company Stockholder hereunder) for any of the obligations of the Company or any of Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company or any of the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or any Transaction Agreement.

(b) The Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transaction Agreement, in each case as such Loss is suffered or incurred; provided, that, in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Stockholder Representative shall be entitled to reimbursement by the Company Stockholders from funds paid to it under Section 2.13 and/or otherwise received by it in its capacity as the Stockholder Representative pursuant to or in connection with this Agreement (including for the benefit of the Company Stockholders), for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 2.13 or otherwise exceed the Stockholder Representative Expenses, the Stockholder Representative shall pay such excess amount to the Company Stockholders (pro rata in accordance with the number of shares of Company Capital Stock held by each of them immediately prior to the Effective Time) as an addition to the Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall such excess amount become payable to Parent or the Surviving Corporation. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) The Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of the Company Stockholders who held of a majority of the Company Capital Stock of the Company immediately prior to the Effective Time.

Section 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, or Merger Sub, and to the Company following Closing, to:

D8 Holdings Corp.

Attention: Walmond Chong

Unit 1008, 10/F, Champion Tower,

3 Garden Road, Central, Hong Kong

E-mail: walmond.chong@celadonpartners.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith
Gary R. Silverman
Emery Choi

Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
emery.choi@whitecase.com

if to the Company, prior to the Closing, to:

Vicarious Surgical Inc.

Attn: Adam Sachs, President

56 Roland St #2R

Charlestown, MA 02129

Email: asachs@vicarioussurgical.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	Edwin C. Pease
Andrew D. Thorpe
Laurence P. Naughton

Email:
pease@mintz.com
adthorpe@mintz.com
lpnaughton@mintz.com

if to the Stockholder Representative, to:

Adam Sachs

c/o Vicarious Surgical Inc.

56 Roland St #2R

Charlestown, MA 02129

Email: asachs@vicarioussurgical.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Edwin C. Pease

Email: ecpease@mintz.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.03 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or clauses, such reference shall be to a Section, subsection or clause of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Snowball” online datasite hosted by Intralinks Inc. at least two Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 10.04 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.05 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the exhibits and schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.11 and Section 10.12, Section 10.13, Section 10.14 and Section 10.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.06 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.07 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Stockholder Representative shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 10.08 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 10.09 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware Law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.02. Notwithstanding the foregoing in this Section 10.09, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 10.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, Sponsor may assign its rights and interests hereunder to any Person in connection with the dissolution or other winding up of Sponsor. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided, that, the prior written consent of Sponsor or its designee will be required for any amendment to Section 10.05 and Section 10.12 through Section 10.14.

Section 10.14 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company (on behalf of itself and the Company Stockholders) may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided, that, the prior written consent of Sponsor or its designee will be required prior to any waiver or extension of Section 10.05 through Section 10.14 to the extent adversely affecting Sponsor. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any Liability for any Liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal Liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.15 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.15. This Section 10.15 shall be binding on all successors and assigns of Parties.

Section 10.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) except in the case of Section 5.01 and Section 5.02, it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any Liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent and Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

D8 HOLDINGS CORP.

By:	/s/ Donald Tang
	Name:	Donald Tang
	Title:	Director

SNOWBALL MERGER SUB, INC.

By:	/s/ Donald Tang
	Name:	Donald Tang
	Title:	Director

VICARIOUS SURGICAL INC.

By:	/s/ Adam Sachs
	Name:	Adam Sachs
	Title:	Chief Executive Officer

By:	/s/ Adam Sachs
Adam Sachs,
in his capacity as the Stockholder Representative

[Signature Page to Agreement and Plan of Merger]

Schedule A

Defined Terms

Section 1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

A&R Registration Rights Agreement	Recitals
Accredited Investor	Schedule A
Additional Parent SEC Reports	Section 4.07(a)
Affiliate	Schedule A
Aggregate Exercise Price	Schedule A
Aggregate Transaction Proceeds	Schedule A
Agreement	Preamble
Anti-Corruption Laws	Section 3.24(a)
Anti-Money Laundering Laws	Section 3.24(a)
Antitrust Laws	Schedule A
Approvals	Section 3.06(b)
Base Value	Schedule A
Business Day	Schedule A
Cash and Cash Equivalents	Schedule A
Cayman Parent Units	Recitals
Cayman Parent Warrant	Recitals
Certificate	Section 2.07(a)(iii)
Certificate of Merger	Section 1.04(d)
Certifications	Section 4.07(a)
Change in Recommendation	Section 6.01(b)
Charter Documents	Schedule A
Closing	Section 1.01
Closing Date	Section 1.01
Closing Form 8-K	Section 6.03(c)
Closing Press Release	Section 6.03(c)
Code	Schedule A
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Business Combination	Section 6.19(a)
Company Capital Stock	Schedule A
Company Cash	Schedule A
Company Class A Common Stock	Section 3.03(a)
Company Class B Common Stock	Section 3.03(a)
Company Common Stock	Section 3.03(a)
Company Disclosure Letter	Article III

Schedule A-1

Company Equity Incentive Plans	Schedule A
Company IT Systems	Schedule A
Company Material Adverse Effect	Schedule A
Company Material Contract	Section 3.20(a)
Company Options	Schedule A
Company Organizational Documents	Schedule A
Company Preferred Stock	Section 3.03(a)
Company Real Property Leases	Section 3.14(b)
Company Stockholder	Schedule A
Company Stockholder Approval	Recitals
Company Stockholder Released Parties	Section 6.17(a)
Company Transaction Costs	Schedule A
Company Warrant	Section 2.09(d)
Company’s Privacy Notices	Section 3.19(a)
Confidentiality Agreement	Schedule A
Contract	Schedule A
Copyleft Terms	Section 3.18(g)
Copyrights	Schedule A
COVID-19	Schedule A
COVID-19 Measures	Schedule A, See
D&O Indemnified Party	Section 6.11(a)
D&O Tail	Section 6.11(b)
DEH	Section 4.12
DEH WS	Section 4.12
DEH.U	Section 4.12
Derivative Rights	Schedule A
DGCL	Recitals
Director Nomination Agreement	Section 1.03(a)(iii)
Dissenting Shares	Section 2.10
Domesticated Parent Class A Stock	Recitals
Domesticated Parent Class B Stock	Recitals
Domesticated Parent Stoc	Recitals
Domesticated Parent Warrant	Recitals
Domestication	Recitals
Effective Time	Section 2.01
Environmental Law	Schedule A
Equity Interests	Schedule A
ERISA	Schedule A
ERISA Affiliate	Schedule A
Exchange Act	Schedule A
Exchange Agent	Section 2.08(b)
Exchange Fund	Section 2.08(c)
Excluded Share	Section 2.07(a)(vi)
Exercise Price Deduction	Schedule A
Extraordinary Meeting	Section 6.01(b)

Schedule A-2

Financial Statements	Section 3.08(a)
Fully Diluted Adjusted Merger Consideration	Schedule A
Fundamental Representations	Schedule A
GAAP	Schedule A
Government Contract	Schedule A
Governmental Entity	Schedule A
Hazardous Material	Schedule A
HSR Act	Section 3.05(b)
Indebtedness	Schedule A
Indebtedness Amount	Schedule A
Insurance Policies	Section 3.21
Intellectual Property	Schedule A
Intended Tax Treatment	Recitals
IT Systems	Schedule A
Knowledge	Schedule A
Law	Schedule A
Leased Real Property	Section 3.14(b)
Legal Proceeding	Schedule A
Legal Requirements	Schedule A
Liabilities	Schedule A
Licensed Intellectual Property	Schedule A
Lien	Schedule A
Losses	Schedule A
Merger Consideration	Schedule A
Merger Sub	Preamble
Merger Sub Common Stock	Section 4.03(b)
NYSE	Section 4.07(a)
OFAC	Schedule A
Offer Documents	Section 6.01(a)(i)
Order	Schedule A
Outside Date	Section 8.01(b)
Owned Intellectual Property	Schedule A
Parent	Preamble
Parent Business Combination	Section 6.19(c)
Parent Bylaws	Recitals
Parent Cash	Schedule A
Parent Charter	Recitals
Parent Class A Share	Section 4.03(a)
Parent Class B Share	Section 4.03(a)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.07(b)
Parent Financing Certificate	Section 1.02
Parent Material Adverse Effect	Schedule A

Schedule A-3

Parent Option	Section 2.09(a)
Parent Organizational Documents	Schedule A
Parent Preference Shares	Section 4.03(a)
Parent Released Parties	Section 6.17(b)
Parent SEC Reports	Section 4.07(a)
Parent Shareholder Approval	Schedule A
Parent Shareholder Matters	Section 6.01(b)
Parent Shareholder Redemption	Section 6.01(b)
Parent Shares	Schedule A
Parent Transaction Costs	Schedule A
Parent Units	Schedule A
Parent Warrant	Section 2.09(d)
Party	Preamble
Patents	Schedule A
PCAOB Financial Statements	Section 5.03(a)
Permitted Lien	Schedule A
Person	Schedule A
Personal Information	Schedule A
PIPE Investment	Recitals
PIPE Investment Amount	Section 4.13
PIPE Investors	Section 4.13
Privacy Laws	Schedule A
Private Placement Warrants	Section 4.03(a)
Proxy Statement	Section 6.01(a)(i)
Proxy Statement/Registration Statement	Section 6.01(a)(i)
Public Official	Schedule A
Public Warrants	Section 4.03(a)
Q1 Financial Statements	Section 5.03(b)
Registered IP	Section 3.18(a)
Registration Statement	Schedule A
Registration Statement Securities	Section 6.01(a)(i)
Regulatory Filings	Section 6.02(b)
Related Parties	Schedule A
Released Claims	Section 6.07
Remedies Exception	Section 3.04
Representatives	Section 6.19(a)
Required Company Stockholders	Schedule A
Restricted Cash	Schedule A
Sanctions	Section 3.24(d)
SEC	Schedule A
Securities Act	Schedule A
Software	Schedule A
Specially Designated National or Blocked Person	Section 3.24(d)
Sponsor	Schedule A

Schedule A-4

Sponsor Support Agreement	Recitals
Stockholder Representative	Preamble
Stockholder Representative Expenses	Section 2.13
Subscription Agreements	Section 4.13
Subsidiary	Schedule A
Support Agreements	Recitals
Surrender Documentation	Section 2.08(d)
Surviving Corporation	Recitals
Tax	Schedule A
Tax Return	Schedule A
Taxes	Schedule A
Top Suppliers	Section 3.25(a)
Trade Secrets	Schedule A
Trademarks	Schedule A
Transaction Agreements	Schedule A
Transactions	Schedule A
Treasury Regulation	Schedule A
Trust Account	Section 4.14(a)
Trust Agreement	Section 4.14(a)
Trust Termination Letter	Section 6.05(a)
Trustee	Section 4.14(a)
WARN	Section 3.13(d)
Warrant Agreement	Schedule A
Written Consent	Section 6.01(c)

Section 2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Accredited Investor” shall mean a Company Stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act; and (b) certifies, to the reasonable satisfaction of Parent, that such Company Stockholder is an Accredited Investor.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” shall mean the sum of the exercise prices of all Company Options outstanding immediately prior to the Effective Time.

“Aggregate Transaction Proceeds” shall mean an amount equal to the sum of (i) the aggregate cash proceeds available for release to the Parent from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all Parent Shareholder Redemptions) and (ii) the PIPE Investment Amount.

Schedule A-5

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Base Value” shall mean an amount equal to $1,000,000,000.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Hong Kong are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Company consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall be: (i) decreased by: (A) any Restricted Cash; and (B) any checks, drafts and wires issued as of such time that have not yet cleared; and (ii) increased by any deposits in transit as of such time that have not yet cleared.

“Charter Documents” shall mean, as to any Person, the certificate of incorporation and bylaws (or other comparable governing instruments with different names), as amended and currently in effect.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Cash” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, an amount equal to all Cash and Cash Equivalents of the Company.

“Company Equity Incentive Plans” shall mean the Company’s 2014 Stock Incentive Plan, as amended.

“Company IT Systems” shall mean any and all IT Systems owned, leased, or licensed by the Company that are used (or held for use) in or in connection with the business of the Company.

Schedule A-6

“Company Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general business or economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets generally, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that, this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, other than as a result of compliance with Section 6.01; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Company compared to other Persons operating in the same industry as the Company, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean any options granted under the Company Equity Incentive Plans to purchase shares of Company Capital Stock.

“Company Organizational Documents” shall mean the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of July 1, 2020, the Bylaws of the Company, and any other similar organizational documents of the Company, as each may be amended, modified or supplemented.

“Company Stockholder” shall mean a holder of a share of Company Capital Stock, Company Option, Company Warrant issued and outstanding immediately prior to the Effective Time.

Schedule A-7

“Company Transaction Costs” shall mean all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date, and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts; (c) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company; (d) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; (e) all costs, fees and expenses related to the D&O Tail; (f) 50% of any filing fees required for any filing made pursuant to the HSR Act, and (g) the Stockholder Representative Expenses, but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement (and any Registration Statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on the NYSE of the shares of Domesticated Parent Stock issued in connection with the Transactions, (iii) any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions, and (iv) any other amounts payable by Parent hereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 10, 2021, by and between Parent and the Company, as amended or supplemented from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean the regulations, measures, recommendations, directives, guidelines or Orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19.

“Derivative Rights” shall mean, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other Equity Interest in, such Person.

Schedule A-8

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Adjusted Merger Consideration” shall mean, with respect to each share (calculated separately for each separate class) of Company Capital Stock, such portion of the Merger Consideration it would be entitled to receive if the Merger Consideration was distributed to all Company Stockholders in accordance with the distribution and liquidation mechanics in the Company Organizational Documents; provided, that, the number of shares of the Merger Consideration received by any single Company Stockholder shall be rounded down to the nearest whole number of shares; provided, further, that for the purposes of this definition, all Company Options (whether vested or unvested) and Company Warrants will be deemed to have been exercised immediately prior to the Effective Time.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.02 (No Subsidiaries); Section 3.03 (Capitalization); Section 3.04 (Due Authorization); and Section 3.17 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Parent Subsidiaries); Section 4.03 (Capitalization); Section 4.04 (Authority Relative to this Agreement); and Section 4.19 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand.

Schedule A-9

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

“Indebtedness” shall mean and include any of the following (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of the Company, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any Liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (a) through (i) above, or (j) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indebtedness Amount” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, the aggregate amount of the Indebtedness.

“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

Schedule A-10

“IT Systems” shall mean Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.01KN of the Company Disclosure Letter; and (b) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.01KN of the Parent Disclosure Letter.

“Law” shall mean any statute, law, ordinance, policy, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third Person and licensed to or otherwise used (or held for use) by the Company.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

Schedule A-11

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Consideration” shall mean the number of shares of Domesticated Parent Stock equal to the quotient obtained by dividing (a)(i) the Base Value; plus (ii) the Aggregate Exercise Price; (iii) plus Company Cash, (iii) minus the Indebtedness Amount, minus (iv) the Company Transaction Costs by (b) $10.00.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” shall mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the PIPE Investment Amount.

“Parent Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; or (b) is reasonably likely to prevent the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that no change, event, circumstance, fact or occurrence or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or securities markets, or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; or (iv) changes attributable to the public announcement or pendency of the Transactions (including the PIPE Investment and the Domestication), provided, however, that if a change or effect related to clauses (i) through (iii) disproportionately adversely affects Parent compared to other “SPACs” operating in the industries in which Parent operates, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

Schedule A-12

“Parent Organizational Documents” shall mean the Amended and Restated Memorandum of Association of Parent, dated as of July 14, 2020 and any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Shareholder Approval” shall mean the approval of the Parent Shareholder Matters identified in clauses (I) through (VI) of Section 6.01(b) by an affirmative vote of the holders of at least two-thirds of the outstanding Parent Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Organizational Documents) at a Parent shareholders’ meeting duly called by the board of directors of Parent and held for such purpose.

“Parent Shares” shall mean (a) prior to the Domestication, Parent Class A Shares and Parent Class B Shares, and (b) from and following the Domestication, the Domesticated Parent Stock.

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including, without limitation, 50% of any filing fees required for any filing made pursuant to the HSR Act); and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Share and one-half of one Public Warrant.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to real property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected real property by the Company; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by the Company; (e) Liens incurred in connection with capital lease obligations of the Company; and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Company.

Schedule A-13

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirements, or by the Company in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, household or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, household or device, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” shall mean any and all Applicable Legal Requirements, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, Swiss-U.S. Privacy Shield, General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA) and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Public Official” shall mean any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Required Company Stockholders” shall mean each of the holders of the Company Capital Stock set forth on Schedule 1.01RCS of the Company Disclosure Letter.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Schedule A-14

“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” shall mean D8 Sponsor LLC, a Cayman Islands limited liability company.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, workers compensation, unemployment, disability, severance, social security, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any election, declaration, disclosure, schedule, estimate or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Support Agreements, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent Charter, the Parent Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement or the Transaction Agreements, including the Merger and the Domestication.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated July 14, 2020, by and between Parent and Continental Stock Transfer & Trust Company, as amended or supplemented from time to time.

Schedule A-15

Exhibit A

Form of Parent Charter Upon Domestication

CERTIFICATE OF INCORPORATION

OF

[●]

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

ARTICLE 1.
NAME

The name of the corporation is [●].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] shares, consisting of [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), [●] shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and [●] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article 4) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Exhibit A-1

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

(A) Class A Common Stock and Class B Common Stock

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article 4 refer to sections and subsections of Part A of this Article 4.

1. Equal Status; General. Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to twenty votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law.

Exhibit A-2

3. Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Exhibit A-3

6. Certain Transactions.

6.1 Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to twenty times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

6.2 Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to twenty times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

Exhibit A-4

7. Conversion.

7.1 Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

Exhibit A-5

7.2 Automatic Conversion of Class B Common Stock. To the extent set forth below, each applicable share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):

(a) Transfers. Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).

(b) Reduction in Voting Power. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founders, together with all other Qualified Stockholders, collectively cease to beneficially own at least [20]% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founders and their Permitted Transferees as of the Effective Date.

(c) Affirmative Vote. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class.

(d) Death or Incapacity. Each outstanding share of Class B Common Stock held by a Founder or a Permitted Transferee of a Founder shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Incapacity of such Founder.

Exhibit A-6

(e) Ceasing to Provide Service. Each outstanding share of Class B Common Stock held by a Founder or a Permitted Transferee of a Founder shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon the date that such Founder ceases to provide Service to the Corporation for any reason or no reason.

7.3 Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.

7.4 Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other reasonably acceptable evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Exhibit A-7

8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9. Protective Provisions. Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article 4 (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Merger and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than one vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.

10. Issuance of Additional Shares. From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.

Exhibit A-8

11. Definitions. For purposes of this Certificate of Incorporation:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50 of the total voting power represented by the voting securities of the Corporation and more than 50% of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation and more than 50% of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.

“Effective Date” means the date on which this Certificate of Incorporation is first effective.

Exhibit A-9

“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.

“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.

“Founders” means Adam Sachs, Barry Greene and Sammy Khalifa.

“Incapacity” shall mean permanent and total incapacity such that a Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Founder has suffered an Incapacity, no Incapacity of such Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.

“Merger” means the merger of Snowball Merger Sub Inc. with and into Vicarious Surgical Inc. pursuant to that certain Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8 Holdings Corp., a Cayman Islands exempted company, Snowball Merger Sub Inc., a Delaware corporation, Vicarious Surgical Inc., a Delaware corporation and Adam Sachs, solely in his capacity as the Stockholder Representative thereunder.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

Exhibit A-10

“Permitted Entity” means:

(a) a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);

(b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;

(c) any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(e) the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;

(f) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or

(g) a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Exhibit A-11

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.

“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or

(c) any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.

“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

Exhibit A-12

“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

“Qualified Stockholder” means (i) the Founders, (ii) any Person that receives Class B Common Stock in the Merger, and (iii) any Person that is a Permitted Transferee.

“Service” shall mean employment by or the provision of services to the Corporation or a parent or subsidiary thereof as an advisor, officer, consultant or member of the Board.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:

(a)  the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b)  entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;

Exhibit A-13

(c)  the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(d)  any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity; provided that following such change such Permitted Entity continues to be a Permitted Entity;

(e)  (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);

(f)  any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;

(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h) in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;

Exhibit A-14

(i) due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and

(j) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(B) Preferred Stock

Subject to Article 4, Part A, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Exhibit A-15

Subject to Article 4, Part A, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE 5.
BYLAWS

The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 6.
BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(B) Director Nominations; Number of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

Exhibit A-16

(C) Election of Directors. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Subject to any limitations imposed by applicable law and subject to the rights granted pursuant to the Nomination Agreement, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

(F)  Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board acting pursuant to a resolution adopted by the Board. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock solely for the purpose of electing, removing or filling any vacancies of such directors.

Exhibit A-17

(C) No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(2) The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Exhibit A-18

ARTICLE 9
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class; provided further, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than twenty votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B (as qualified by Article IV, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

Exhibit A-19

ARTICLE 10
CORPORATE OPPORTUNITY

In the event that a member of the Board who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under Delaware Law (including Section 122(17) thereof):

(a) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

(b) waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 11
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

Exhibit A-20

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[●]

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Exhibit B

Form of Parent Bylaws Upon Domestication

AMENDED AND RESTATED

BYLAWS

OF

[●]

(the “Corporation”)

* * * * *

Article 1

Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in [●].

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2

Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Exhibit B-1

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Exhibit B-2

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Exhibit B-3

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) subject to the Director Nomination Agreement, dated as of [___], [___] (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (C) by or at the direction of the Board of Directors or any committee thereof, (D) as may be provided in the certificate of designations for any class or series of preferred stock or (E) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (E) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated as of April 15, 2021, by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative, be deemed to have occurred on [●] of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.

Exhibit B-4

(iii) A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

Exhibit B-5

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

Exhibit B-6

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made: (i) subject to the Nomination Agreement, (ii) by or at the direction of the Board or any committee thereof, or (iii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however, that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c) General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

Exhibit B-7

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii) The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Exhibit B-8

(vi) Notwithstanding anything to the contrary contained in this Article II, for so long as the Nomination Agreement remains in effect, D8 Sponsor LLC, a Cayman Islands limited liability company, shall not be subject to the notice procedures set forth in Section 2.04, Section 2.10(a) or Section 2.10(b) with respect to any annual or special meeting of stockholders with respect to any nomination made pursuant to the Nomination Agreement.

Article 3

Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the next annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Exhibit B-9

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of two directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Exhibit B-10

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, Nomination Agreement or by applicable law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall be elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation or the Nomination Agreement, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Exhibit B-11

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

Article 4

Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Exhibit B-12

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.02. Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Exhibit B-13

Section 5.03. Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.04. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Section 5.06. Lockup. (a) The holders (together with any Permitted Transferees (as defined below), the “Lockup Holders”) of shares of Class A common stock and Class B common stock of the Corporation issued as consideration pursuant to the Merger (as defined in the Merger Agreement) (all such securities, the “Lockup Securities”), in each case, may not Transfer (as defined below) any Lockup Securities during the Lockup Period without the prior written consent of the Board of Directors (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 5.06, the “Lockup”).

(b) Notwithstanding the provisions set forth in Section 5.06(a), a Lockup Holder may Transfer Lockup Securities:

(i) to the Corporation’s officers or directors, any affiliate or family member of any of the Corporation’s officers or directors;

(ii) to any member or partner of such Lockup Holder or their affiliates, any affiliate of such Lockup Holder (including any trust or private foundation controlled or managed by or under common management or control with such Lockup Holder or with any employee, officer or controlling equity holder of such Lockup Holder), or any employee of such affiliate;

(iii) to any other Lockup Holder;

Exhibit B-14

(iv) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(v) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual;

(vi) in the case of an individual, pursuant to a qualified domestic relations order;

(vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(viii) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased;

(ix) by virtue of the laws of the State of Delaware or the dissolution of such Lockup Holder; or

(x) in the event of the Corporation’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Class A common stock and Class B common stock for cash, securities or other property.

(c) For purposes of this Section 5.06:

“Lockup Period” means the period commencing on the Effective Time (as defined in the Merger Agreement) and ending at the earlier of (a) 180 days after the Effective Time and (b) the occurrence of a Triggering Event (provided that, the 30 day consecutive trading day period referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 15, 2021 (as it may be amended or otherwise modified from time to time), by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative.

“Permitted Transferees” means any person or entity to whom a Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (ix) of Section 5.06(b).

Exhibit B-15

“Transfer” means any direct or indirect (i) sale, offer to sell, contract or agreement to sell, hypothecation, pledge, lending, grant of any option, right or warrant to purchase, purchase of any option or contract to sell, or disposition of or agreement to dispose of, or establishment or increase of put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lockup Securities, (ii) entry into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lockup Securities or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii).

“Triggering Event” means that the share price equal to the volume weighted average closing sale price of one share of Class A common stock of the Corporation as reported on the NYSE (or the exchange on which the shares of Class A common stock of the Corporation are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A common stock of the Corporation occurring on or after the Closing (as defined in the Merger Agreement))

Article 6

General Provisions

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

Exhibit B-16

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. The Board of Directors  is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), these Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

Exhibit B-17

Exhibit C

Form of Support Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of April 15, 2021 by and among D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (“Parent”), and Vicarious Surgical Inc., a Delaware corporation (the “Company”), and the undersigned Company stockholders (the “Company Stockholders” and each a “Company Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, the Stockholder Representative and Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, at the Closing, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving as a direct, wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Company Stockholder, including (a) any and all additional securities of the Company acquired and held in such capacity subsequent to the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (b) any additional securities of the Company with respect to which such Company Stockholder has the right to vote through a proxy. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

Section 2. Representations and Warranties of the Voting Parties. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder and such Company Stockholder’s ownership of its Voting Shares set forth on Annex A as follows:

(a) Organization; Authority. If such Company Stockholder is a legal entity, (i) such Company Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of such Company Stockholder’s jurisdiction of organization, and (ii) such Company Stockholder has all requisite power and authority and has taken all action necessary in order to enter into this Agreement, to perform fully such Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Company Stockholder is a natural person, such Company Stockholder has full power, right and the legal capacity to enter into this Agreement and to perform his or her obligations hereunder. If such Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by such Company Stockholder. This Agreement constitutes a valid and binding obligation of such Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

Exhibit C-1

(b) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If such Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, such Company Stockholder’s organizational documents (if applicable), any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Company Stockholder or to such Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or materially delay the consummation of the Merger or that would reasonably be expected to prevent such Company Stockholder from fulfilling its obligations under this Agreement.

(d) Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, such Company Stockholder (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has good, valid and marketable title to and has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Third Amended and Restated Investors’ Rights Agreement, dated as of July 2, 2020 (the “Investor Rights Agreement”), by and among the Company and the stockholders of the Company party thereto, (B) that certain Third Amended and Restated Voting Agreement, dated as of July 2, 2020 (the “Voting Agreement”), by and among the Company and the stockholders of the Company thereto, (C) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 2, 2020 (the “ROFR and Co-Sale Agreement” and, together with the Investor Rights Agreement and the Voting Agreement, and all side letters and similar arrangements between such Company Stockholder and the Company, the “Company Affiliate Agreements”), (D) the Fourth Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof (the “Charter”) and (E) the bylaws of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no voting trusts or voting agreements with respect to its Voting Shares, or otherwise relating to such Company Stockholder’s rights as a stockholder of the Company. As of the date hereof, such Company Stockholder does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or shares of common stock of the Company or any security exercisable for or convertible into Voting Shares, other than as set forth on Annex A.

Exhibit C-2

(e) No Litigation. (i) There is no Legal Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against, such Company Stockholder or any of its Affiliates and (ii) neither such Company Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgements, order, writ, injunction, decree or award of any Governmental Entity, in each case, that would reasonably be expected to prevent, delay or impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

(f) Reliance. Such Company Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement expressly in reliance upon such Company Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Company Stockholder contained in this Agreement.

(g) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Company Stockholder.

(h) Other Agreements. Such Company Stockholder has not taken or permitted any action that would or would reasonably be expected to (i) constitute or result in a breach hereof, (ii) make any representation or warranty of such Company Stockholder set forth herein untrue or inaccurate or (iii) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

(i) Sophisticated Investor. Such Company Stockholder acknowledges that such Company Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that such Company Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Voting Shares held by such Company Stockholder are irrevocable.

Exhibit C-3

Section 3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a) Each Company Stockholder agrees during the term of this Agreement (x) to vote or cause to be voted the Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Charter, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Stockholders: (i) in favor of (A) the Merger and the Merger Agreement and the other transactions contemplated thereby, (B) any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company (other than approval of the LTIP to the extent it materially deviates from the form attached to the Merger Agreement), (C) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (D) the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Merger, with no further obligations or liability of the Company following such termination; and (ii) against (A) any proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (C) any action, proposal, transaction or agreement that such Company Stockholder would reasonably expect to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Charter Documents), except as contemplated by this Agreement.

(b) Each Company Stockholder hereby appoints Adam Sachs, and any designee of Adam Sachs, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) and Section 3(b) hereof. This proxy and power of attorney is given to secure the performance of the duties of each Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each Company Stockholder with respect to the Voting Shares. The power of attorney granted by each Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Company Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

Exhibit C-4

(c) From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Merger. Without limiting the generality of the foregoing, each Company Stockholder agrees to execute, in accordance with and as contemplated by the Merger Agreement, (A) a letter of transmittal tendering its Voting Shares in the Merger and (B) such other instruments as may be reasonably requested to evidence the termination of the Company Affiliate Agreements.

(d) The board of directors of Company shall not withdraw its recommendation to the shareholders of Company that they vote in favor of the Parent Shareholder Matters (as defined in the Merger Agreement); provided however that the board of directors of Company may withdraw its recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to withdraw its recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to its shareholders, in which case it may withdraw such recommendation. In the event that (a) the board of directors does withdraw its recommendation pursuant to the foregoing or (b) the Merger Agreement is amended in a manner that decreases the amount or changes the form of consideration to be received by a Company Stockholder, the obligations of each Company Stockholder specified in this Section 3 shall not apply and the proxy described above shall be revoked.

Section 4. No Voting Trusts or Other Arrangement. Each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, and will not permit any entity under such Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, except as contemplated in this Agreement. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Exhibit C-5

Section 5. Transfer and Encumbrance. Each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or such Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Company Stockholder to (a) a Person holding more than 5% of the voting equity securities of the Company immediately prior to such Transfer, (b) any investment fund or other entity controlled or managed by or under common management or control with such Company Stockholder or affiliates of such Company Stockholder, (c) to another corporation, partnership, limited liability company, trust, private foundation, or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Stockholder, including, in the case of Gates Frontier, LLC, Bill & Melinda Gates Foundation Trust or (d) if such Company Stockholder is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Parent, to be bound by all of the terms of this Agreement.

Section 6. Appraisal and Dissenters’ Rights. Each Company Stockholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other Transactions that Company Stockholder may have by virtue of ownership of Voting Shares and (b) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any other Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement, the Merger or any other Transactions.

Section 7. Redemption and Registration Rights. Each Company Stockholder agrees not to (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that, nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and Section 12 to Section 15 shall survive any termination of this Agreement.

Exhibit C-6

Section 9. Public Announcements; Filings; Disclosures. The Company Stockholders (and the Company Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (a) as required by applicable law or court process, in which case the applicable Company Stockholder shall use its best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement) in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by Parent; provided, that, the foregoing shall not apply to any disclosure required to be made by the applicable Company Stockholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 9, if the Company Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

Section 10. Non-Solicitation. Each Company Stockholder acknowledges that such Company Stockholder has read Section 6.19 (No Solicitation) of the Merger Agreement. In addition, each Company Stockholder, solely in the Company Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 6.19 of the Merger Agreement if such Company Stockholder were deemed a “Representative” of the Company for purposes of Section 6.19 of the Merger Agreement; provided, that, the foregoing shall not serve to limit or restrict any actions taken by such Company Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 6.19 of the Merger Agreement.

Section 11. No Agreement as Director or Officer. Each Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) from exercising his or her fiduciary duties as an officer or director to the Company or its Subsidiaries.

Exhibit C-7

Section 12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 13. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to:

D8 Holdings Corp.

Unit 1008, 10/F, Champion Tower,

3 Garden Road, Central, Hong Kong

Attention:	Walmond Chong
Email:	walmond.chong@celadonpartners.com

Exhibit C-8

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Elliott Smith
Gary R. Silverman
Emery Choi
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
emery.choi@whitecase.com

if to the Company to:

Vicarious Surgical Inc.

56 Roland Street, Suite 2R

Charlestown, MA 02129

Attention:	Adam Sachs, President
Email:	asachs@vicarioussurgical.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	Edwin C. Pease
Email:	ecpease@mintz.com

if to the Company Stockholder(s), to the address(es)set forth on Annex A hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 15. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 10.08 and Section 10.09 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(b) Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Exhibit C-9

(c) Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d) Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e) Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

Exhibit C-10

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT

D8 HOLDINGS CORP.

By:
	Name:	Donald Tang
	Title:	Director

[Signature Page to Voting Agreement]

Exhibit C-11

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY

VICARIOUS SURGICAL INC.

By:
	Name:	Adam Sachs
	Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

Exhibit C-12

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

Adam Sachs

Sammy Khalifa

Barry Greene

[Signature Page to Voting Agreement]

Exhibit C-13

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

INNOVATION ENDEAVORS III LP

By:
	Name:	Dror Berman
	Title:	Managing Member
	Email:	legallp@innovationendeavors.com

[Signature Page to Voting Agreement]

Exhibit C-14

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

KHOSLA VENTURES V, LP

By:
	Name:	John Demeter
	Title:	General Counsel
Email:

KHOSLA VENTURES SEED C, LP

By:
	Name:	John Demeter
	Title:	General Counsel
Email:

[Signature Page to Voting Agreement]

Exhibit C-15

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

CHELVEY INTERNATIONAL LIMITED

By:
	Name:	Robert James Quinlivan
	Title:	Director
Email:

By:
	Name:	Elsy Li Chun
	Title:	Director
Email:

[Signature Page to Voting Agreement]

Exhibit C-16

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDERS:

GATES FRONTIER, LLC

By:
	Name:	Alan Heuberger
	Title:	Authorized Representative
Email:

[Signature Page to Voting Agreement]

Exhibit C-17

Exhibit D

Form of Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (the “Sponsor Agreement”) is dated as of April 15, 2021, by and among D8 Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), D8 Holdings Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (“Parent”), the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders” and collectively with Sponsor, “Sponsor Parties”) and Vicarious Surgical Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor and certain Insiders are holders of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of Parent Class B Shares and Private Placement Warrants as set forth on Schedule I attached hereto (together with any other equity securities of Parent that the Sponsor and the Insiders hold of record or beneficially, as of the date of this Agreement, or acquire record or beneficial ownership of after the date hereof, collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Parent, Snowball Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and conditions set forth therein;

WHEREAS, the Parent, the Sponsor and the Insiders are party to those certain letter agreements, dated as of July 14, 2020 and April 9, 2021 (together, the “Insider Letter”), and, pursuant to Section 13 of the Insider Letter, wish to amend the Insider Letter as set forth in Section 1.8 hereto; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement

. Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 6.03 (Other Filings; Press Release) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Exhibit D-1

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) 180 days after the Effective Time and (b) the occurrence of a Triggering Event (provided that, the 30 day consecutive trading day period referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time), (the “Lock Up Period”), Sponsor and the Insiders shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, as amended, with respect to any Subject Securities owned by it, him or her (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by it, him or her, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the actions described in clauses (i) – (iii), a “Transfer”). As used herein, “Triggering Event” means that the share price equal to the volume weighted average closing sale price of one share of Domesticated Parent Class A Stock as reported on the NYSE (or the exchange on which the shares of Domesticated Parent Class A Stock are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Parent Class A Stock occurring on or after the Closing).

Section 1.3 Permitted Transferees. Notwithstanding anything to the contrary in Section 1.2, Sponsor and the Insiders (together with any permitted transferee pursuant to this Section 1.3 that has complied with this Section 1.3) may Transfer Subject Securities (i) to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any members or partners of Sponsor or their affiliates, any affiliates of Sponsor, or any employees of such affiliates, (ii) to other Sponsor Parties, (iii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization, (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (vii) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased, (viii) in the event of Parent’s liquidation prior to the Closing, in accordance with the plan of liquidation and applicable law, (ix) by virtue of the laws of the Cayman Islands (or after the Closing, the laws of the State of Delaware) or Sponsor’s limited liability company agreement upon dissolution of Sponsor, or (x) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s shareholders having the right to exchange their shares of Parent Class A Share for cash, securities or other property; provided, however, that in the case of clauses (i) – (vii) or (ix), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement.

Section 1.4 New Shares. In the event that (a) any Parent Shares, Private Placement Warrants, Public Warrants (together with Private Placement Warrants, the “Parent Warrants”) or other equity securities of Parent are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Parent Shares, Parent Warrants or other equity securities of Parent after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent after the date of this Sponsor Agreement (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.

Exhibit D-2

Section 1.5 Sponsor Agreements

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, Sponsor and each Insider shall (i) appear at each such meeting or otherwise cause all of its Parent Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Shares:

(i) in favor of each Parent Shareholder Matter;

(ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(iii) against any change in the business, management or board of directors of Parent (other than in connection with the Parent Shareholder Matters); and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article VII (Conditions to the Transaction) of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Each Sponsor Party hereby agrees that such Sponsor Party shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain letter agreement, dated as of July 14, 2020, by and among the Parent, Sponsor and Parent’s officers and directors (the “Insider Letter”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Parent Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) Each Sponsor Party hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (i) acknowledges that pursuant to Article 17.2 of the Amended and Restated Memorandum and Articles of Association of Parent (the “Parent Charter”), all of its shares of Parent Class B Share shall convert into Parent Class A Shares at the Initial Conversion Ratio (as defined in the Parent Charter) at the Effective Time and (ii) waives for itself, its successors and assigns any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Article 17.3 of the Parent Charter or otherwise.

Section 1.6 Further Assurances. Each Sponsor Party shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that it, he or she has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Exhibit D-3

Section 1.8 Certain Amendments to Insider Letter. Parent, Sponsor and the Insiders hereby agree that the Insider Letter be amended as follows:

(a) Section 7(b) of the Insider Letter is hereby amended by adding the following sentence at the end of that section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for the Sponsor and the Insider(s) shall be as set forth in Section 1.2 of that certain Sponsor Support Agreement, dated as of April 15, 2021 by and among the Company, the Sponsor, the Insiders and Vicarious Surgical Inc.”

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor and Insiders. Each Sponsor Party represents and warrants as of the date hereof, as follows:

(a) Organization; Due Authorization. Such Sponsor Party, if an entity, is duly organized, validly existing and in good standing under the Laws of its jurisdiction in which it is incorporated, formed, organized or constituted. Such Sponsor Party has full power and authority to execute and deliver this Sponsor Agreement and to perform such Sponsor Party’s obligations hereunder. If such Sponsor Party is an entity, the execution, delivery and performance by such Sponsor Party of this Sponsor Agreement of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across such Sponsor Party’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Parent Charter Documents, (iii) the Merger Agreement, (iv) the Insider Letter, or (v) any applicable securities Laws. Such Sponsor Party’s Subject Securities are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Sponsor Agreement, and none of such Sponsor Party’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Parent Warrants held by Sponsor, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement does not, and the performance of such Sponsor Party’s obligations hereunder will not (i) in the case of Sponsor, conflict with or result in a violation of the organization documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance of such Sponsor Party’s obligations under this Sponsor Agreement.

Exhibit D-4

(d) Litigation. There are no Actions pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 3.17 (Brokers; Third Party Expenses) of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party, for which Parent or any of its Affiliates may become liable.

(f) Acknowledgment. Such Sponsor Party understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions, including but not limited to Section 1.2 hereof, shall terminate and be of no further force or effect upon the earliest of (a) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.01 thereof if the Closing has not occurred, (b) the liquidation of Parent, (c) the written agreement of Sponsor, Parent, and the Company and (d) the latest to occur of (i) the termination of the Insider Letter and (ii) the end of the Lockup Period. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

Exhibit D-5

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns or designees. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Sponsor or its designee, as the case may be.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Exhibit D-6

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Parent:

D8 Holdings Corp.

Unit 1008, 10/F, Champion Tower,

3 Garden Road, Central, Hong Kong

Attention:	Walmond Chong
Email:	walmond.chong@celadonpartners.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith

Gary	R. Silverman

Emery	Choi

Email:	elliott.smith@whitecase.com

gary.silverman@whitecase.com

emery.choi@whitecase.com

If to the Company:

Vicarious Surgical Inc.

56 Roland Street, Suite 2R

Charlestown, MA 02129

Attention:	Adam Sachs, President
Email:	asachs@vicarioussurgical.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	Edwin C. Pease

Email:	ecpease@mintz.com

If to Sponsor or any Insider:

To Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith
Gary	R. Silverman
Emery	Choi
Email:	elliott.smith@whitecase.com
gary.silverman@whitecase.com
emery.choi@whitecase.com

Exhibit D-7

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Trust Account Waiver. Section 6.07 (No Claim Against Trust Account) of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

[Remainder of page intentionally left blank]

Exhibit D-8

IN WITNESS WHEREOF, Sponsor, Parent, the Insiders and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

D8 SPONSOR LLC

By:
	Name:	Donald Tang
	Title:	Manager

[Signature Page to Sponsor Support Agreement]

PARENT:

D8 HOLDINGS CORP.

By:
	Name:	Donald Tang
	Title:	Director

[Signature Page to Sponsor Support Agreement]

COMPANY:

VICARIOUS SURGICAL INC.

By:
	Name:	Adam Sachs
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

INSIDERS:

David Chu

Donald Tang

Robert Kirby

Michael Kives

Fred Langhammer

Terry Lundgren

David Ho

[Signature Page to Sponsor Support Agreement]

Exhibit E

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2021, is made and entered into by and among D8 Holdings Corp., a Cayman Islands exempted company (the “Company”), D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the undersigned parties listed under “Sponsor Group Holders” on the signature page(s) hereto (each such party a “Sponsor Group Holder” and, collectively, the “Sponsor Group Holders”) and the undersigned parties listed under “Vicarious Holders” on the signature page(s) hereto (each such party a “Vicarious Holder”) and, collectively, the “Vicarious Holders”). The Sponsor Group Holders, the Vicarious Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 15, 2021, by and among the Company, Snowball Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Vicarious Surgical, Inc., a Delaware corporation, and Adam Sachs, in his capacity as the Stockholder Representative thereunder;

WHEREAS, prior to the transactions contemplated by the Merger Agreement, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and as part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the Vicarious Holders will receive an aggregate of [ ] shares of Class A Common Stock and [ ] shares of Class B Common stock, par value $0.0001 per share of the Company (“Class B Common Stock, and, together with the Class A Common Stock, the “Common Stock”)(the “Vicarious Shares”), upon the closing of such transactions (the “Closing”);

WHEREAS, the Existing Parties (as defined below) hold an aggregate of 8,625,000 Class B ordinary shares of the Company, par value $0.0001 per share, (the “D8 Class B Ordinary Shares”), which D8 Class B Ordinary Shares will automatically convert into an aggregate of 8,625,000 shares of Class A Common Stock in connection with the Closing (the “Founder Shares”);

WHEREAS, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, dated July 14, 2020, pursuant to which the Sponsor purchased 8,900,000 warrants (the “Private Placement Warrants”) in private placement transactions occurring simultaneously with the closing of the Company’s initial public offering and each exercise of the over-allotment option in connection therewith; and pursuant to the Insider Letter (as defined below), the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds for certain purposes, of which up to $1,500,000 of such loans may be convertible into an additional 1,500,000 Private Placement Warrants (the “Working Capital Warrants”);

Exhibit E-1

WHEREAS, the Company has entered into separate Subscription Agreements (the “Subscription Agreements”) with the subscribers identified therein, including investors affiliated with one or more of the Sponsor Group Holders (the “PIPE Investors”), pursuant to which (i) the PIPE Investors will purchase an aggregate of [ ] shares of Class A Common Stock (the “PIPE Shares”), in a private placement transaction that will close substantially concurrently with and immediately prior to the Closing and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;

WHEREAS, the Company and certain of the Sponsor Group Holders (the “Existing Parties”) are party to that certain Registration Rights Agreement dated July 14, 2020 (the “Existing Registration Rights Agreement”), pursuant to which such Existing Parties were granted certain registration rights with respect to the Company securities then held by the Existing Parties;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Parties holding a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Parties and all of the Purchasers desire to amend and restate the Existing Registration Rights Agreement in order to provide the Sponsor Group Holders and the Vicarious Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

Exhibit E-2

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Domestication” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Parties” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) 180 days after the Effective Time (as defined in the Merger Agreement) and (B) the occurrence of a Triggering Event (provided that, the 30 consecutive trading day prior referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of July 14, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

Exhibit E-3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

“Lock-up Periods” shall mean the Founder Shares Lock-up Period and the Vicarious Shares Lock-up Period.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Vicarious Shares Lock-up Period or any other lock-up period, as the case may be, under the Insider Letter, this Agreement, the Company’s Bylaws, the Voting Agreement between such Holder, the Company and Vicarious Surgical Inc., dated as of the date hereof and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“PIPE Investor” shall have the meaning given in the Recitals hereto.

“PIPE Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchaser” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Vicarious Shares, (c) the Private Placement Warrants and the shares of Class A Common Stock issued or issuable upon the exercise of any Private Placement Warrants, (d) any outstanding shares of Common Stock or any other equity security (including the shares of the Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of immediately following the Closing, (e) any shares of Class A Common Stock issued or issuable upon the exercise of any Working Capital Warrants, and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without volume or manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Exhibit E-4

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.7.1.

Exhibit E-5

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Group Holders” shall have the meaning given in the Preamble.

“Subscription Agreements” shall have the meaning given in the Recitals hereto.

“Triggering Event” shall mean that the share price equal to the volume weighted average closing sale price of one share of Class A Common Stock as reported on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Effective Time).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Vicarious Holders” shall have the meaning given in the Preamble.

“Vicarious Shares” shall have the meaning given in the Recitals hereto.

“Vicarious Shares Lock-up Period” shall mean, with respect to the Vicarious Shares, the period ending on the earlier of (A) 180 days after the Effective Time and (B) the occurrence of a Triggering Event (provided that, the 30 consecutive trading day prior referenced in the definition of Triggering Event shall have commenced no earlier than 90 days after the Effective Time).

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

Exhibit E-6

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall file a Registration Statement under the Securities Act promptly, but in any event within thirty (30) days following the Closing, to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.1.2 Form S-3. The Company shall use its commercially reasonable efforts to file a shelf registration statement on Form S-3 (“Form S-3”) as soon as practicable after the Company is eligible to use Form S-3.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder(s) may request to sell all or a portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event for less than $10,000,000 in aggregate gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holder(s) after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

Exhibit E-7

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 outstanding covering the Registrable Securities, the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the Vicarious Holders or the Sponsor Group Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement with respect to such Demand Registration has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders on such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its material obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

Exhibit E-8

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata as to each Holder) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to subsection 2.1.1 or 2.2.4 at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.

Exhibit E-9

2.3 Piggyback Registration.

2.3.1  Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s then existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. Holders agree that, except as required by applicable law, the Holders shall treat as confidential any notice or other communication in connection with any Piggyback Registration and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a Holder of Registrable Shares in breach of the terms of this Agreement.

2.3.2  Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (Pro Rata as to each Holder), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

Exhibit E-10

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof (Pro Rata as to each Holder), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

Exhibit E-11

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or otherwise cease to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Exhibit E-12

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the Holders with Registrable Securities to be registered on the Registration Statement), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

Exhibit E-13

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission) provided that the Company will be deemed to have satisfied such requirement to the extent such information is filed on EDGAR or any successor system;

3.1.15  in connection with any Shelf Underwritten Offering pursuant to subsection 2.1.3 or any Underwritten Offering pursuant to subsection 2.2.3, if such Shelf Underwritten Offering or Underwritten Offering involves the sale of Registrable Securities for gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Shelf Underwritten Offering or Underwritten Offering, as the case may be; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Holder Information Required for Participation in Registrations. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement, the Company shall use its commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. At least four (4) business days prior to the anticipated filing date of any post-effective amendment of a Registration Statement (including pursuant to subsection 2.1.2), the Company shall use its commercially reasonable efforts to notify each Holder of Registrable Securities included in such Registration Statement in writing (which may be by email) of the information reasonably necessary about the Holder to keep such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include or keep a Holder’s Registrable Securities in a Registration Statement to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement or the second (2nd) business day prior to the anticipated filing date of any post-effective amendment of a Registration Statement, as applicable.

Exhibit E-14

3.4 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5.

3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, it being acknowledged by the Holders that the securities of the Company will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the Commission reflecting its status as an entity that is not a shell company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Exhibit E-15

3.7 Lock-up Restrictions.

3.7.1 During the Founder Shares Lock-up Period, none of the Sponsor Group Holders shall, and during the Vicarious Shares Lock-up Period, none of the Vicarious Holders shall: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, as amended, with respect to any shares of Common Stock that are subject to the applicable Lock-up Period owned by it, him or her (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), other than any transfer to an affiliate of a Holder or to a Permitted Transferee, as applicable, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities owned by it, him or her, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

3.7.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.7.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Exhibit E-16

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Exhibit E-17

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], with a copy (which shall not constitute notice) to Edwin C. Pease, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Vicarious Shares Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, including the lock-up restrictions applicable to the transferor, or any other applicable agreements between the Company and such Holder. Notwithstanding anything to the contrary in this Agreement, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate (as defined in the Merger Agreement) transferee, in connection with a transfer by the Sponsor of shares of Common Stock to one of the Sponsor’s Affiliates (as defined in the Merger Agreement), (ii) any member of the Sponsor, or (iii) any direct or indirect beneficial owners of the Sponsor or any of its Affiliates (as defined in the Merger Agreement).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

Exhibit E-18

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question (including the Holders of a majority-in-interest of the Founder Shares and the Holders of a majority-in-interest of the Vicarious Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder(s), solely in his, her or its capacity as a holder of the capital shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any waiver, amendment or modification effected in accordance with this Section 5.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.

Exhibit E-19

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, or the PIPE Investors pursuant to the terms of the Subscription Agreements with respect to the PIPE Shares, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.6 and Article IV shall survive any termination.

[Signature Page Follows]

Exhibit E-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

D8 Holdings Corp., a Cayman Islands exempted company

By:
Name:	[●]
Title:	[●]

SPONSOR:

D8 Sponsor LLC, a Cayman Islands limited liability company

By:
Name:	[●]
Title:	[●]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR GROUP HOLDERS:

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

VICARIOUS HOLDERS:

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Registration Rights Agreement]

Exhibit F

Form of Director Nomination Agreement

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (the “Agreement”) is made and entered into as of [●] (the “Effective Time”), by and among [D8 Holdings Corp.]1, a Delaware corporation [(f/k/a D8 Holdings Corp.)] (the “Company”), and D8 Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the merger and other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of April 15, 2021, entered into by and among the Company, Snowball Merger Sub, Inc., a Delaware corporation, Vicarious Surgical Inc., a Delaware corporation, and Adam Sachs, in his capacity as the Stockholder Representative;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

[1]	The name of the PubCo to be determined.

Exhibit F-1

Article 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.01, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by the stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, two individuals, Donald Tang and Dr. David Ho (unless otherwise designated by the Sponsor), to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.01(a), a “Nominee” and, collectively, the “Nominees”). Notwithstanding the foregoing, the right to nominate one of such Nominees to the Board (as further described in Section 1.01(b) below) shall expire at the Company’s 2022 annual meeting of stockholders and the right to nominate the other Nominee to the Board shall expire upon the earlier of (i) the first date on which the Sponsor ceases to beneficially own at least 2.5% of the issued and outstanding Domesticated Parent Stock and (ii) the termination of this Agreement pursuant to Section 2.01.

(b) The Company shall take all necessary actions within its control, including, but not limited to, calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time.

(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) (“Necessary Action”) to ensure that: (i) the applicable Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of Directors.

(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate an individual for election or appointment as a director pursuant to Section 1.01(a), be entitled to designate for election or appointment as a director such person’s successor in accordance with this Agreement and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement director designated by the Sponsor as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board).

(e) The Company shall indemnify the Nominees who are appointed or elected as a Director on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to such Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

Exhibit F-2

(f) The Nominees who are appointed or elected as a Director shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each such Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(g) Notwithstanding the provisions of this Section 1.01, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or relevant committee thereof (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

Article 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the 36 month anniversary of the Effective Time.

Section 2.02. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Exhibit F-3

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly (including by operation of law), by any party without the prior written consent of the other parties. Notwithstanding any to the foregoing, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate transferee, in connection with a transfer by the Sponsor of shares of the Company’s common stock to one of the Sponsor’s Affiliates, (ii) any member of the Sponsor, or (iii) any direct or indirect beneficial owners of the Sponsor or any of its Affiliates.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms of this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.08. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 2.08. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Exhibit F-4

Section 2.09. Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11. Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14. Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

Exhibit F-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[D8 HOLDINGS CORP.]

By:
Name:	[●]
Title:	[●]

D8 SPONSOR LLC

By:
Name:	[●]
Title:	[●]

[Signature Page to Director Nomination Agreement]

Exhibit G

Form of Subscription Agreement

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on April 15, 2021, by and between D8 Holdings Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Vicarious Surgical Inc.)(the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Vicarious Surgical Inc., a Delaware corporation (“Vicarious”), and the other parties thereto, in substantially the form previously provided to Subscriber, providing for a business combination between the Company and Vicarious (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Vicarious Surgical Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company (“Class A Ordinary Share”) shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company after the Domestication and prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Class A Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms in this Subscription Agreement, pursuant to which the Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of 11,500,000 shares of Class A Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares”) for an aggregate purchase price, inclusive of the Purchase Price, of $115,000,000 (the “PIPE Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), following the Domestication and prior to or substantially concurrently with and conditioned upon the effectiveness of the consummation of the Transaction.

Exhibit G-1

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than one (1) Business Day prior to the Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow, segregated from and not comingled with other funds of the Company (and in no event will such funds be held in the Trust Account) until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber), and (ii) as promptly as practicable (but not more than 24 hours) after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and Subscriber and the Company shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in Hong Kong, New York, New York or governmental authorities in the Cayman Islands (for so long as the Company remains domiciled in the Cayman Islands) are required or authorized by law to be closed for business.

Exhibit G-2

(c) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)	no suspension of the offering or sale of the Subscribed Shares shall have been initiated or, to the Company’s knowledge, threatened by the Commission;

(ii)	all conditions precedent to the closing of the Transaction set forth in Article VII the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement, but subject to the satisfaction of such conditions at such closing), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(iii)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iv)	the shares of Class A Common Stock shall be approved for listing on the New York Stock Exchange (the “Stock Exchange”), subject only to official notice of issuance.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)	except as otherwise provided under Section 2(d)(ii), all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable; and

(ii)	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

Exhibit G-3

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable;

(ii)	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)	the Merger Agreement shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(iv)	there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder or to the Additional Subscription Agreements that materially benefits any Additional Subscriber thereunder, in each case unless the Subscriber has been offered substantially the same benefits.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations the Company and its subsidiaries, taken as a whole (for such purposes, treating the Transaction as having been consummated) or on the ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Shares.

Exhibit G-4

(b) Upon the completion of the Domestication, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the United States Securities and Exchange Commission (the “Commission”), (iv) those required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, including those required in connection with the Domestication, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any subsidiary of the Company.

Exhibit G-5

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares or the Other Subscribed Shares. The Subscribed Shares or the Other Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or the Other Subscribed Shares as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement or the Other Subscribed Shares pursuant to the Other Subscription Agreements to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares or the Other Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(j) The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(k) As of the Closing Date, the Class A Common Stock will be eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program.

(l) Except for Credit Suisse Securities (USA) LLC (the “Placement Agent”), no broker or finder is entitled to any brokerage or finder’s fee or commission in connection with the sale of the Subscribed Shares to Subscriber or the Other Subscribed Shares to the Other Subscribers. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent.

Exhibit G-6

(m) As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by the Company with the Commission (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that that the Company may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except (i) for the Warrant Accounting Issue, (ii) as may be disclosed therein or in the notes thereto, and (iii) except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Ordinary Shares with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents.

(n) As of the date hereof, the authorized share capital of the Company is $22,100 divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”) and 1,000,000 preference shares of a par value of $0.0001 (the “Preference Shares”). As of the date hereof and immediately prior to the Domestication and prior to giving effect to the Closing and the Transaction: (i) 34,500,000 Class A Ordinary Shares, 8,625,000 Class B Ordinary Shares (the “Founder Shares”) and no Preference Shares were issued and outstanding; (ii) 17,250,000 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, and 8,900,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together “Warrants”), were issued and outstanding; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to (1) the Other Subscription Agreements or the Additional Subscription Agreements, or (2) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Merger Agreement, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement. Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

(o) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “DEH.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Following the Domestication, the Subscribed Shares are expected to be registered under the Exchange Act in accordance with Section 5 of this Agreement and listed for trading on the Stock Exchange.

Exhibit G-7

(p) The Company is not, and immediately after receipt of payment for the Subscribed Shares and the Other Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) None of the Company, the Sponsor (as defined in the Merger Agreement) nor any of their respective Affiliates has entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Merger Agreement, (ii) the Other Subscription Agreements, (iii) subscription agreements for the sale of up to 7.5 million shares of Class A Common Stock at a per share price equal to or exceeding the Share Purchase Price and on other terms no more favorable to any subscriber party thereunder (the “Additional Subscribers”) than the terms of this Subscription Agreement (the “Additional Subscription Agreements”). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more favorable to any such Other Subscriber thereunder than the terms of this Subscription Agreement.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

Exhibit G-8

(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”) until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Company’s representations in Section 3 of this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Vicarious (and its subsidiaries (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein) was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein)). Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agent or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, Placement Agent or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In addition, the Placement Agent and its affiliates or Representatives may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agent or its affiliates has acted as a financial advisor or fiduciary to Subscriber.

Exhibit G-9

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j) Subscriber has analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

Exhibit G-10

(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(n) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o) When required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(p) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Vicarious, the Placement Agent or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any Other Subscriber pursuant to an Other Subscription Agreement or any other agreement related to the private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber), (ii) the affiliates, control persons, officers, directors, partners, agents, employees or representatives of the Company or any other party to the Merger Agreement, nor (iii) the Placement Agent, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives shall be liable to Subscriber or any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.

Exhibit G-11

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

(r) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(s) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales as defined in Rule 200 of Regulation SHO under the Exchange Act with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing in this Section 4(s) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof; (ii) nothing herein shall prohibit other entities under common management with the Subscriber or any investment portfolios of the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (iii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(t) Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the SEC with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a “group” comprised solely of affiliates of the Subscriber.

(u) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(v) Subscriber acknowledges and is aware that the Placement Agent is acting as financial advisor to Vicarious in connection with the Transaction.

Exhibit G-12

Section 5. Registration of Subscribed Shares.

(a) The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same number of Business Days that the Commission remains closed for, provided that such extension shall not exceed sixty (60) calendar days. The Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same number of Business Days that the Commission remains closed for, provided that such extension shall not exceed sixty (60) calendar days. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

Exhibit G-13

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, and (ii) the date on which all of the Subscribed Shares shall have been sold and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to (i) for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144, (ii) cause the removal of all restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares and, at the request of a Holder, cause the removal of all restrictive legends from any Subscribed Shares held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (iii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (ii) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. “Holder” shall mean the Subscriber or person to which the rights under this Section 5 shall have been assigned pursuant to the terms of this Subscription Agreement. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c) The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated filing date of the Registration Statement. For the avoidance of doubt, the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter.

Exhibit G-14

(d) Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any person to which the rights under this Section 5 shall have been duly assigned pursuant to the terms of this Subscription Agreement.

(f) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information, provided that the Company has given notice of such event to the Subscriber in accordance with the terms of this Agreement. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

Exhibit G-15

(g) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein and that Subscriber has received notice from the Company of such event in accordance with the terms of this Agreement. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(h) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(i) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

Exhibit G-16

(j) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(j) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, and (d) October 15, 2021, if the Closing has not occurred by such date other than as a breach of the terminating party’s obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated June 25, 2020 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement.

Exhibit G-17

Section 8. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

(b) Subscriber acknowledges that the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects. The Company and the Subscriber each further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the acknowledgments, representations, warranties and covenants of the parties contained in this Subscription Agreement.

(c) Each of the Company, the Placement Agent and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

Exhibit G-18

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company (provided, that, for the avoidance of doubt, the Domestication shall not be deemed a transfer by the Company hereunder). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has each given its prior written consent to such relief.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Vicarious.

(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5, Section 6, Section 8(b), Section 8(c), Section 8(e), Section 8(h) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

Exhibit G-19

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(p) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

Exhibit G-20

(q) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(r) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(s) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(t) If any change in the shares of the Company shall occur between the date of this Subscription Agreement and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

Exhibit G-21

(u) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Vicarious or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(v) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(w) The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

[Signature pages follow.]

Exhibit G-22

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

D8 HOLDINGS CORP.

By:
Name:
Title:

Address for Notices:
D8 Holdings Corp.
Unit 1008, 10/F, Champion Tower
3 Garden Road
Central, Hong Kong

Email:	donald.tang@celadonpartners.com
Attention:	Donald Tang

with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Email:	joel.rubinstein@whitecase.com
elliott.smith@whitecase.com
Attention:	Joel Rubinstein
Elliott Smith

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By: ________________________________
Name: ______________________________
Title: _______________________________

Name in which Subscribed Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn: _______________________________	Attn: _______________________________

Telephone No.:	Telephone No.:
Email for notices:	Email for notices (if different):

Number of Shares of Class A Common Stock subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10

[Signature Page to Subscription Agreement]

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

2.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an institutional “accredited investor.”

3.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:

Print Name:

By:
Name:
Title:

Exhibit H

Form of LTIP

VICARIOUS SURGICAL INC.

2021 EQUITY INCENTIVE PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Vicarious Surgical Inc. 2021 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.

Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

Agreement and Plan of Merger means that certain Agreement and Plan of Merger, dated as of April 15, 2021 by and among D8 Holdings Corp., Snowball Merger Sub, Inc., Vicarious Surgical Inc. and Adam Sachs, in his capacity as the Stockholder Representative.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b)) the Administrator's determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board of Directors or the Participant's immediate supervisor or the Participant’s insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information or trade secrets of the Company or any Affiliate, (d) breach by a Participant of any provision of any employment, severance, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, including, without limitation, any award agreement entered into pursuant to this Plan, (e) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude, (f) the Participant's commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any Affiliate, and (g) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Class A Common Stock means shares of the Company’s Class A common stock, $0.0001 par value per share.

Class B Common Stock means shares of the Company’s Class B common stock, $0.0001 par value per share.

Exhibit H-1

Closing means the date on which the transactions contemplated by the Agreement and Plan of Merger are consummated.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means the Class A Common Stock and the Class B Common Stock, individually or collectively, as the context requires.

Company means Vicarious Surgical Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation or in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Class A Common Stock means:

If the Class A Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Class A Common Stock, the closing or, if not applicable, the last price of the Class A Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

Exhibit H-2

If the Class A Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Class A Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Class A Common Stock are regularly reported, the mean between the bid and the asked price for the Class A Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Class A Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Class A Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means a stock option intended to qualify as an incentive stock option under Section 422.

Non-Qualified Option means a stock option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.

Plan means this Vicarious Surgical Inc. 2021 Equity Incentive Plan.

Prior Plan means the Vicarious Surgical Inc. 2014 Stock Incentive Plan.

SAR means a stock appreciation right.

Section 409A means Section 409A of the Code.

Section 422 means Section 422 of the Code.

Securities Act means the United States Securities Act of 1933, as amended.

Shares means shares of the Class A Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option, or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.

Exhibit H-3

Substitute Award means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

(a) The number of Shares that may be issued from time to time pursuant to this Plan shall be the sum of: (i) [●]1 shares of Class A Common Stock, and (ii) that number of shares issuable upon exercise of outstanding options under the Prior Plan, determined immediately prior to the Closing, multiplied by the Fully Diluted Adjusted Merger Consideration (as defined in the Agreement and Plan of Merger).

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan; and provided, further that, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.

(d) The maximum number of Shares available for grant under the Plan as ISOs will be equal to [●]. The limits set forth in this Paragraph 3 will be construed to comply with the applicable requirements of Section 422.

(e) The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such Award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.

[1]	To consist of 4% of the number of outstanding shares of Common Stock, determined as of immediately following the Closing on a fully-diluted basis.

Exhibit H-4

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

(a) Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b) Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c) Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $[750,000], increased to $[1,000,000] in the year in which such non-employee director initially joins the Board of Directors.

(d) Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.

(e) Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan and (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors.

(f) Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and

(g) Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

Exhibit H-5

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate, provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

(a) Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

(i)  Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.

(ii)  Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

(iii)  Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)  Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b) ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:

(i)  Minimum Standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (iv) thereunder.

Exhibit H-6

(ii)  Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.

(iii) Term of Option: For Participants who own:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv) Limitation on Yearly Exercise: To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.

(c)  Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 24 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a) Each Agreement shall state the purchase price per Share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator on the date of the grant of the Stock Grant;

Exhibit H-7

(b) Each Agreement shall state the number of Shares to which the Stock Grant pertains;

(c) Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and

(d) Dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.

8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Class A Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Class A Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

9.	PERFORMANCE-BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.

10.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.

Exhibit H-8

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.	PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

Exhibit H-9

13.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b) Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c) The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d) Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

Exhibit H-10

(e) A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.

(f) Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a) All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a) A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b) A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

Exhibit H-11

(c) The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a) In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b) If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.	EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

Exhibit H-12

19.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATh or DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a) All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b) Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

Exhibit H-13

22.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

(b) At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

23.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a) Changes with respect to Shares of Common Stock.

(i) If (1) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a), 3(b), 3(d) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(ii)  The Administrator may also make adjustments of the type described in Paragraph 24(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 24(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable.

Exhibit H-14

(ii) References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 24(a).

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.

With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.

In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

Exhibit H-15

(d) Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

(e) Termination of Awards upon Consummation of a Corporate Transaction. Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Stock, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 24(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.

25.	ISSUANCES OF SECURITIES.

(a) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

(b) The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

26.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

Exhibit H-16

27.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

28.	TERMINATION OF THE PLAN.

The Plan will terminate on [DATE], the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

29.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 24.

30.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

Exhibit H-17

31.	SECTION 409A aND SECTION 422.

The Company intends that the Plan and any Awards granted hereunder be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any Award shall be construed to effect the intent as described in this Paragraph 31.

If a Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of his or her separation from service, to the extent any payment under this Plan or pursuant to an Award constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of separation from service, no payments due under this Plan or pursuant to an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Awards under the Plan that are subject to Section 409A or Section 422, as applicable, comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to any Award, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.

32.	INDEMNITY.

Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

33.	CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.

Exhibit H-18

34.	WAIVER OF JURY TRIAL.

By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.

35.	UNFUNDED OBLIGATIONS.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

36.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Exhibit H-19